EXHIBIT 2.3
THIS AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES THE PARTIES HERETO MADE TO AND SOLELY FOR THE BENEFIT OF EACH OTHER. THE ASSERTIONS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES ARE QUALIFIED BY INFORMATION IN CONFIDENTIAL DISCLOSURE SCHEDULES THAT THE PARTIES HAVE EXCHANGED IN CONNECTION WITH SIGNING THE AGREEMENT. WHILE THE REGISTRANT BELIEVES THAT THE SECURITIES LAWS DO NOT REQUIRE THE INFORMATION CONTAINED IN THE DISCLOSURE SCHEDULES TO BE PUBLICLY DISCLOSED, THE DISCLOSURE SCHEDULES DO CONTAIN INFORMATION THAT MODIFIES, QUALIFIES AND CREATES EXCEPTIONS TO THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. ACCORDINGLY, INVESTORS AND SECURITY HOLDERS SHOULD NOT RELY ON THE REPRESENTATIONS AND WARRANTIES AS CHARACTERIZATIONS OF THE ACTUAL STATE OF FACTS. MOREOVER, INFORMATION CONCERNING THE SUBJECT MATTER OF THE REPRESENTATIONS AND WARRANTIES MAY CHANGE AFTER THE DATE OF THE AGREEMENT, WHICH SUBSEQUENT INFORMATION MAY OR MAY NOT BE FULLY REFLECTED IN THE REGISTRANT’S PUBLIC DISCLOSURES.
THE ATTACHMENTS TO THIS EXHIBIT LISTED IN THE TABLE OF CONTENTS HEREOF ARE NOT FILED HEREWITH, AS PROVIDED IN ITEM 601(b)(2) OF REGULATION S-K PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE REGISTRANT AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY SUCH OMITTED ATTACHMENT TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.
Execution Version
AGREEMENT AND PLAN OF MERGER
among
ALPHA NATURAL RESOURCES, INC.,
ALPHA NATURAL RESOURCES, LLC,
PREMIUM ENERGY, LLC,
PREMIUM ENERGY, INC.
and
THE SHAREHOLDERS OF
PREMIUM ENERGY, INC.
Dated as of
September 23, 2005

Table of Contents

ARTICLE I — DEFINITIONS	2

ARTICLE II – THE MERGER	16
2.1 The Merger	16
2.2 Conversion of Shares	17
2.3 Conduct of Closing	18
2.4 Working Capital True Up	18
2.5 Retained Assets and Retained Liabilities	20
2.6 Attempted Assignment	21
2.7 Intercompany Transactions	21
2.8 Further Assurances	21

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS REGARDING THE TRANSACTION	21
3.1 Authorization of Transaction	22
3.2 Noncontravention	22
3.3 Brokers’ Fees	22
3.4 Ownership	22

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF ALPHA, PARENT AND MERGER SUB REGARDING THE TRANSACTION	22
4.1 Organization of Alpha	22
4.2 Authorization of Transaction	23
4.3 Capitalization	23
4.4 Noncontravention	23
4.5 Brokers’ Fees	24
4.6 [Reserved]	24
4.7 Operations of Merger Sub	24
4.8 Filings with the SEC	24
4.9 Financial Statements	24
4.10 Subsequent Events	24
4.11 Securities Act	25

ARTICLE V — REPRESENTATIONS AND WARRANTIES OF THE COMPANY	25
5.1 Organization, Qualification, and Power	25
5.2 Capitalization	25
5.3 Noncontravention	26
5.4 Brokers’ Fees	26
5.5 Real Property	26
5.6 Other Assets	27
5.7 Subsidiaries	28
5.8 Financial Statements	28
5.9 Events Subsequent to Most Recent Fiscal Month End	28
5.10 Undisclosed Liabilities	30
5.11 Legal Compliance	30

i

5.12 Permits and Environmental Compliance	30
5.13 Taxes	32
5.14 Intellectual Property	34
5.15 Inventory	34
5.16 Contracts	34
5.17 Notes and Accounts Receivable	35
5.18 Powers of Attorney	35
5.19 Insurance	35
5.20 Litigation	36
5.21 Important Customers	37
5.22 Restrictions on Business Activities	37
5.23 Employees	37
5.24 Employee Benefits	37
5.25 Guaranties	40
5.26 Reclamation Bonds	40
5.27 Permit Blocking	40
5.28 Certain Business Relationships with the Company	40
5.29 Absence of Certain Payments	40
5.30 Disclosure	41

ARTICLE VI – PRE-CLOSING COVENANTS OF THE PARTIES	41
6.1 General	41
6.2 Notices and Consents	41
6.3 Operation of Business	42
6.4 Preservation of Business	42
6.5 Full Access	42
6.6 Notice of Developments	42
6.7 Exclusivity	44
6.8 Financial Statement Delivery	45
6.9 Actions Prior to Closing Related to Bonds and Insurance	45
6.10 Retained Debt	45
6.11 Waiver of Appraisal Rights	46

ARTICLE VII – POST-CLOSING COVENANTS OF THE PARTIES	46
7.1 General	46
7.2 Transition	46
7.3 Litigation Support	46
7.4 Confidentiality	46
7.5 [Reserved]	47
7.6 Permits; Replacement Bonds; Insurance and Guarantees; Other Filings	47
7.7 Financial Statement Assistance	48
7.8 Financing	49
7.9 Alpha Shares	49
7.10 Authorization for Shares	50

ARTICLE VIII — CONDITIONS PRECEDENT	50
8.1 Conditions to Obligation of Alpha, Parent and Merger Sub	50

8.2 Conditions to Obligation of Shareholders	53

ARTICLE IX – [RESERVED]	54

ARTICLE X — CERTAIN TAX MATTERS	54
10.1 Post-Closing Tax Returns	54
10.2 Pre-Closing Tax Returns	54
10.3 Straddle Periods	55
10.4 Straddle Returns	55
10.5 Claims for Refund	56
10.6 Cooperation on Tax Matters	56
10.7 [Reserved]	56
10.8 Confidentiality	56
10.9 Audits	56
10.10 Control of Proceedings	57
10.11 Powers of Attorney	57
10.12 Remittance of Refunds	57
10.13 IRS Forms W-2	58
10.14 Closing Tax Certificate	58
10.15 Property Taxes	58

ARTICLE X – COVENANTS REGARDING EMPLOYEES	59
11.1 Termination	59
11.2 Retained Employees	59
11.3 Employee Benefit Plans	59
11.4 Alpha Benefit Plans	59
11.5 WARN Act	60
11.6 Inactive Employees	60

ARTICLE XII — TERMINATION	60
12.1 Termination of Agreement	60
12.2 Effect of Termination	61

ARTICLE XIII — MISCELLANEOUS	61
13.1 Nature of Certain Obligations	61
13.2 Press Releases and Public Announcements	62
13.3 No Third-Party Beneficiaries	62
13.4 Entire Agreement	62
13.5 Succession and Assignment	62
13.6 Counterparts	62
13.7 Headings	62
13.8 Notices	63
13.9 Sellers Representative	64
13.10 Governing Law	65
13.11 Amendments and Waivers	65
13.12 Severability	65
13.13 Expenses	65
13.14 Transfer Taxes	65

13.15 Construction	65
13.16 Incorporation of Exhibits, Annexes, and Schedules	66
13.17 Specific Performance	66
13.18 Arbitration	66
13.19 Disclosure Schedules	66

EXHIBITS, ANNEXES AND SCHEDULES

Exhibit A	Alpha Closing Certificate
Exhibit B	[Reserved]
Exhibit C	Shareholders Closing Certificate
Exhibit D	[Reserved]
Exhibit E	Financial Statements
Exhibit F	Opinion of Counsel to Company
Exhibit G	Form of Amended & Restated Stockholders Agreement
Exhibit H	Shareholders Subscription Agreement

Annex I	—	Exceptions to Shareholders’ Representations and Warranties Concerning Transaction

Annex II	—	Exceptions to Alpha, Parent and Merger Sub’s Representations and Warranties Concerning Transaction

Disclosure Schedule	—	Exceptions to Representations and Warranties Concerning the Company and Certain Other Exceptions and Disclosures

v

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of September 23, 2005, among Alpha Natural Resources, Inc., a Delaware corporation (“Alpha”), Alpha Natural Resources, LLC, a Delaware limited liability company (“Parent”), Premium Energy, LLC, a Delaware limited liability company (“Merger Sub”), Premium Energy, Inc., a West Virginia corporation (the “Company”) and the shareholders of Premium Energy, Inc. listed on the signature pages to this Agreement (the “Shareholders”). Collectively, Alpha, Parent, Merger Sub, the Company and Shareholders shall be referred to in this Agreement as the “Parties” and individually as a “Party.” Capitalized terms not otherwise defined in this Agreement have the meaning given such terms in Article I.
RECITALS
          WHEREAS, the Company engages in (i) the mining, processing, transportation and sale of coal produced by it in the State of West Virginia, (ii) the domestic trading of coal, including the purchase and resale of coal produced by others, and (iii) activities related to the foregoing (collectively, the “Business”);
          WHEREAS, by approval of their Boards of Directors, each of Alpha, Parent, Merger Sub and the Company have determined to engage in the transactions contemplated by this Agreement, pursuant to which, among other things, at the Effective Time: (i) the Company shall merge with and into Merger Sub; and (ii) the issued and outstanding shares of Common Stock, par value $10.00 per share, of the Company (“Company Shares”) (except for Company Shares owned by the Company) shall be converted into the right to receive cash and shares of Common Stock, $0.01 par value, of Alpha (“Alpha Shares”) as set forth in this Agreement;
          WHEREAS, the Boards of Directors of each of Alpha, Parent, Merger Sub, and the Company have approved the transactions contemplated by this Agreement;
          WHEREAS, as inducements to each of Alpha, Parent and Merger Sub to enter into this Agreement and incur the obligations set forth in this Agreement, each of Shareholders have approved this Agreement and the Merger, on the terms and subject to the conditions of this Agreement;
          WHEREAS, as inducements to the Company and Shareholders to enter into this Agreement and incur the obligations set forth in this Agreement, Parent, the holder of all of Merger Sub’s outstanding Equity Interest, has approved this Agreement and the Merger, on the terms and subject to the conditions of this Agreement;
          WHEREAS, the Parties intend that the Merger shall constitute a “reorganization” within the meaning of section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code; and
          WHEREAS, Alpha, Parent, Merger Sub, the Company and Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the transactions contemplated by this Agreement;
          NOW, THEREFORE, the Parties agree as follows:
ARTICLE I
DEFINITIONS
          Unless otherwise expressly provided in this Agreement, the following terms, as used in this Agreement, have the following meanings:
          “AAA” has the meaning set forth in Section 13.18.
          “Active Operating Properties” means all property included in Permits currently issued to the Company prior to the Closing and property that is necessary or required to operate the Business in the manner currently conducted.
          “Actual Statement” has the meaning set forth in Section 2.4(b).
          “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Decrees, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses but shall not include punitive, exemplary or consequential damages (except to the extent any such damages are included in a Third Party Claim for which a Purchaser Indemnitee is entitled to indemnification under the Indemnification Agreement).
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and, in the case of an individual, includes the individual’s immediate family, and the trustees of a trust the beneficiaries of which include any one or more of the foregoing.
          “Affiliated Group” means any affiliated group within the meaning of Code §1504.
          “Agreement” has the meaning set forth in the preamble.
          “Alpha” has the meaning set forth in the preamble.
          “Alpha Benefit Plan” has the meaning set forth in Section 11.4.
          “Alpha Closing Certificate” means the certificate of Alpha substantially in the form of Exhibit A attached to this Agreement.
          “Alpha Entities” has the meaning set forth in Section 7.5(a).

          “Alpha Indemnitees” means, collectively, Alpha and its Affiliates and the officers, directors, employees and agents of Alpha and its Affiliates.
          “Alpha Shares” has the meaning set forth in the Recitals.
          “Applicable Period” has the meaning set forth in Section 7.5(a).
          “Base Amount” has the meaning set forth in Section 2.2.
          “Base Working Capital” means $1,400,000.
          “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the foundation for any specified consequence.
          “Bonds” has the meaning set forth in Section 5.26.
          “Books and Records” means the original or true and complete copies of all of the books and records of the Company, including but not limited to, customer lists, employee records for those Employees employed by the Company immediately following the Closing Date, Contracts, purchase orders and invoices, sales orders and sales order log books, credit and collection records, plats, drawings and specifications, environmental and mining reports and studies, correspondence and miscellaneous records with respect to customers and supply sources, lessors and lessees, maps, core logs, engineering data, equipment maintenance records, Real Property records including deeds, leases, lessor and lessee correspondence files, abstracts, title reports and opinions, and title insurance policies, and all other general correspondence, records, books and files owned by the Company, but excluding any and all Tax Returns, Books and Records relating to the Retained Assets and the Retained Liabilities.
          “Business” has the meaning set forth in the Recitals.
          “Business Day” means any day other than a Saturday, a Sunday or a United States federal or New York State banking holiday.
          “Cash Consideration” has the meaning set forth in Section 2.2(b).
          “CERCLA” has the meaning set forth in the definition of “Environmental Laws.”
          “CERCLIS” has the meaning set forth in Section 5.12(g).
          “Closing” has the meaning set forth in Section 2.1(b).
          “Closing Balance Sheet” means a consolidated balance sheet of the Company as of the close of business on the Closing Date immediately preceding the consummation of the transactions contemplated by this Agreement (without giving effect to any purchase accounting adjustments arising from the such transactions), that is prepared in accordance with GAAP applied consistently with past practices and which shall be prepared and certified by the Chief Financial Officer of Parent.
          “Closing Date” has the meaning set forth in Section 2.1(b).
          “Closing Price” has the meaning set forth in Section 2.2(b).
          “Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992 as amended (codified at Subtitle J of the Code).
          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, guarantee of profit, guarantee against loss, or other similar rights with respect to a Person.
          “Company” has the meaning set forth in the preamble.
          “Company Shares” has the meaning set forth in the Recitals.
          “Confidential Information” means any information concerning the Business or the Company that is not already generally available to the public.
          “Contaminated” or “Contamination” means the presence of one or more Hazardous Substances in such quantity or concentration as to: (i) violate any Environmental Law; (ii) require disclosure to any Governmental Authority; (iii) require remediation or removal; (iv) interfere with or prevent the customary use of the Real Property owned by the Company; or (v) create any Liability to fund the clean up of the Real Property.
          “Contracts” shall mean all of the contracts, agreements or leases, written and oral, of the Company.
          “Decree” means any injunction, judgment, order, decree, charge or ruling of any applicable Governmental Authority.

          “Delaware Law” has the meaning set forth in Section 2.1(a).
          “Disclosure Schedule” has the meaning set forth in Article V.
          “Dispute” has the meaning set forth in Section 13.18.
          “Effective Date” has the meaning set forth in Section 2.1(c).
          “Employee” means any Person (i) employed by and rendering personal services for the Company, (ii) receiving short-term or long-term disability benefits from the Company under an Employee Benefit Plan, (iii) on vacation or an approved leave of absence from his employment with the Company or (iv) off work from the Company and receiving or eligible to receive benefits under a Workers’ Compensation Act The term “current and former Employees” means all Persons who fall within the term Employee at any time prior to the Closing Date.
          “Employee Benefit Plans” has the meaning set forth in Section 5.24(a).
          “Encumbrances” means any charge, claim, community or other marital property interest, right of way, easement, encroachment, servitude, right of first option, right of first refusal, restriction on use, mortgage, pledge, lien, encumbrance, charge, property right or interest, restriction on transfer, or other security interest or Equity Interest or defect in title, other than Permitted Encumbrances.
          “Entity” means a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.
          “Environment” means surface or ground water, water supply, soil or the ambient air.
          “Environmental Laws” means all Laws that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, or of natural resources, including, without limitation, (i) Laws applicable to Mining Activities or related activities and (ii) all Reclamation Laws, (b) the generation, handling, treatment, storage, disposal or transportation of waste materials, (c) the regulation of or exposure to Hazardous Substances, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et. Seq. (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et. seq. (“RCRA”), the Clean Air Act, 42 U.S.C. §§7401 et. seq., the Clean Water Act, 33 U.S.C. §§1251 et. seq., the Toxic Substances Control Act, 15 U.S.C. §§2601 et. seq. and the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§11001 et. seq. and any other similar applicable Laws relating to the matters set forth in (a) – (c) above.
          “Environmental Matter” means any assertion of a violation, claim, Decree or directive by any Governmental Authority or any other Person for personal injury, damage to property or the

Environment, nuisance, Contamination or other adverse effects on the Environment, or for damages or restrictions resulting from or related to (i) the operation of the Business or the ownership, use or operation at or on any Real Property or other assets owned, operated or leased by the Company or their Affiliates or any predecessors; or (ii) the existence or the continuation of a Release of, or exposure to, or the transportation, storage or treatment of any Hazardous Substance into the Environment from or related to any Real Property or assets currently or formerly owned, operated or leased by the Company or their Affiliates or any predecessors or any activities on or operations thereof.
          “Environmental or Response Action” means all actions required: (i) to clean up, remove, treat or in any other way address any Hazardous Substance; (ii) to prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor Environment; (iii) to perform pre-remedial studies and investigations or post-remedial monitoring and care; (iv) to bring facilities on any Real Property currently or formerly owned, operated or leased by the Company or their Affiliates or any predecessors and the facilities located and operations conducted thereon into compliance with all Environmental Laws and all permits and other authorizations, and the filing of all notifications and reports required under any Environmental Laws; or (v) for the purpose of environmental protection of any Real Property currently or formerly owned, operated or leased by Shareholders or their Affiliates or any predecessors; but such term shall not include actions in response to Mining Environmental Liabilities or actions required under Reclamation Laws.
          “EPA” has the meaning set forth in Section 5.12(d).
          “Equipment” means the tangible machinery, vehicles, equipment, office equipment, computer hardware, supplies, materials, furniture, fixtures, furnishings, trailers, tools, parts and other personal property of every kind owned or leased by the Company (wherever located and whether or not carried on the books of the Company) other than Retained Assets, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto, having a replacement cost of $50,000 or more, all of which are listed on Section 1.1 of the Disclosure Schedule.
          “Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a limited liability company, trust or similar Person, any and all units, interests or other limited liability company interest, and any Commitments with respect thereto, and (c) any other direct equity ownership, participation in a Person and any Commitments with respect thereto.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means each Entity which is treated as a single employer with the Company for purposes of Code §414.
          “Escrow Agent” means JP Morgan Chase Bank, N.A., as escrow agent pursuant to the Escrow Agreement.

          “Escrow Agreement” means that certain Escrow Agreement to be entered into at Closing attached as an exhibit to the Indemnification Agreement.
          “Escrow Amount” means that number of Alpha Shares equal to the quotient obtained by dividing (x) $50,000,000 by (y) the Closing Price for the 20 days preceding the Closing Date.
          “Estimated True Up” has the meaning set forth in Section 2.4(a).
          “Estimated Working Capital” has the meaning set forth in Section 2.4(a).
          “Final True Up” has the meaning set forth in Section 2.4(b).
          “Final Working Capital” has the meaning set forth in Section 2.4(b).
          “Financial Statements” has the meaning set forth in Section 5.8.
          “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
          “Governmental Authority” means any agency, authority, board, bureau, commission, court, tribunal, department, office or instrumentality of any nature whatsoever or any governmental unit, whether federal, state, county, district, city, other political subdivision, or taxing district, foreign or otherwise, and whether now or hereafter in existence, or any officer or official thereof acting in an official capacity.
          “Hazardous Substances” means any substance, chemical, waste, solid, material, pollutant or contaminant that is defined or listed as hazardous or toxic under any applicable Environmental Laws. Without limiting the generality of the foregoing, Hazardous Substances shall include any radioactive material, including any naturally-occurring radioactive material, and any source, special or by-product material as defined in 42 U.S.C. 2011, et seq., as now in effect, any asbestos-containing materials in any form or condition, any polychlorinated biphenyls in any form or condition, radioactive waste, or oil or petroleum products or by products and constituents.
          “Health and Safety Requirements” means all applicable federal, state, local and foreign Laws concerning public health and safety and worker health and safety, other than Environmental Laws.
          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and all rules and regulations thereunder.
          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations and rules promulgated pursuant to that act or any successor law.
          “Inactive Employee” means an Employee who is employed by the Business but is not actively working prior to the Closing because such Employee is disabled or on an approved leave of absence.

          “Inactive Permits” means the written permits, consents, licenses, orders, certificates, registrations, approvals and similar rights issued by a Governmental Authority and held by the Company that relate to idle, inactive or closed mining operations and which are listed in Section 1.2 of the Disclosure Schedule.
          “Indemnification Agreement” means that certain Indemnification Agreement dated the date of this Agreement among the Alpha, Parent, Merger Sub, Shareholders and others.
          “Initial Filing” has the meaning set forth in Section 7.6(a).
          “Insurance Policies” means those policies of insurance, including any arrangements for self-insurance, that the Company or Affiliates maintained with respect to the Business prior to and including the Closing Date.
          “Intellectual Property” means the trademarks, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing) technology, logos, trade secrets, Confidential Information related to the Company, inventions, know-how, designs, technical data, drawings, customer and supplier lists, pricing and cost information, or computer programs and processes and all goodwill associated therewith and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions owned or licensed, leased or created by the Company.
          “Inventory” means all coal inventory of the Company located in the United States as of the Closing including, without limitation, all coal in transit to stockpiles or in transit to point of sale or in stockpiles, and all spare equipment parts, replacement and component parts, office, fuel and other supplies and similar items of the Company.
          “IRS” means the United States Internal Revenue Service.
          “Knowledge of Alpha” means the actual knowledge of the individuals listed in Section 1.3 of the Disclosure Schedule assuming due inquiry reasonable under the circumstances.
          “Knowledge of Shareholders” means the actual knowledge of the individuals listed in Section 1.4 of the Disclosure Schedule assuming due inquiry reasonable under the circumstances, which shall require inquiry of the operating management of the Company.
          “Law” means any constitution, statute, code, ordinance, rule or regulation of any applicable Governmental Authority.
          “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          “Material Adverse Change” or “Material Adverse Effect” with respect to the Company means a change, event or occurrence that individually, or together with any other change, event or occurrence, has a material adverse impact on the financial position, business, results of operations or prospects of the Company, taken as a whole, and a “Material Adverse Change” shall be deemed to have occurred if any such material adverse impact exists on any date, without regard to the duration of such material adverse impact; provided, however, that the term “Material Adverse Change” shall not include actions or omissions of Shareholders or the Company taken with the prior written consent of Alpha.
          “Material Contracts” has the meaning set forth in Section 5.16(a).
          “MD&A Disclosure” means any “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure (required by Item 303 of Regulation S-K promulgated by the SEC (or any successor rule or regulation of the SEC)).
          “Merger” has the meaning set forth in Section 2.1(a).
          “Merger Consideration” has the meaning set forth in Section 2.2(b).
          “Merger Sub” has the meaning set forth in the preamble.
          “Mining Activities” means those activities of the Company that involve or are related to surface mining, underground mining, auger mining, processing, sale or transporting of coal and coal by-products and the providing of services related thereto. For the purpose of this definition, “Mining Activities” shall include, without limitation, any activities defined under the SMCRA, and Laws governing, controlling or applying to coal mining operations.
          “Mining Data has the meaning set forth in Section 5.5(g).
          “Mining Environmental Liabilities” shall mean Liabilities that relate to or arise from both of the following: (i) any of the Hazardous Substances set forth on Section 1.5 of the Disclosure and (ii) an Environmental Matter or Environmental and Response Action associated with Mining Activities to the extent that such Mining Activities conformed to industry standard practices.
          “Month End Balance Sheet” means a consolidated balance sheet of the Company for the most recent month then ended (or, if not yet available, a good faith estimate of the consolidated balance sheet of the Company for the most recent month then ended), that is prepared in accordance with GAAP applied consistently with past practices and which shall be prepared and certified by Sellers Representative.
          “Most Recent Financial Statements” has the meaning set forth in Section 5.8.
          “Most Recent Fiscal Month End” has the meaning set forth in Section 5.8.
          “Most Recent Fiscal Year End” means December 31, 2004.

          “Multiemployer Plan” has the meaning set forth in Section 5.24(a).
          “MSHA” has the meaning set forth in Section 5.12(d).
          “Neutral Auditor” has the meaning set forth in Section 2.4(b).
          “Ordinary Course of Business” means the ordinary course of business consistent with the Company’s past custom and practice (including with respect to quantity and frequency).
          “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
          “OSM” has the meaning set forth in Section 5.12(d).
          “Parent” has the meaning set forth in the preamble.
          “Party” and “Parties” have the meaning set forth in the preamble.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Pension Plans” has the meaning set forth in Section 5.24(a).
          “Permits” means all written permits, consents, licenses, orders, certificates, registrations, approvals and similar rights issued by a Governmental Authority and held by the Company related to the Business, other than Inactive Permits, and which are listed in Section 1.6 of the Disclosure Schedule.
          “Permitted Encumbrances” means any of the following: (i) any liens for Taxes and assessments of Governmental Authorities not yet delinquent or, if delinquent, that are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP; (ii) liens of mechanics, materialmen, carriers, warehousemen or processors of labor, materials or supplies incurred in the Ordinary Course of Business (a) which are not overdue for a period of more than 30 days or (b) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP; (iii) encumbrances that would be apparent by a survey or in a physical inspection of the surface of the Real Property; (iv) all instruments of record in the offices of the Clerk of the Circuit Court for each county where the Real Property is located; and (v) easements and similar restrictions that do not materially interfere with the Business; (vi) zoning restrictions; (vii) rights of way, easements and other encumbrances granted by the owners of Real Property interests (who are not Shareholders or the Company) to which the Shareholders or the Company is not a party; and (viii) all Encumbrances disclosed on Section 1.7 of the Disclosure Schedule.

          “Person” means an individual or an Entity.
          “Post-Closing Period” means any taxable period beginning after the Closing Date.
          “Post-Closing Tax Return” has the meaning set forth in Section 10.1.
          “Pre-Closing Period” means any taxable period ending on or before the Closing Date.
          “Pre-Closing Tax Return” has the meaning set forth in Section 10.2.
          “Proceeding” means any action, litigation, suit, claim, dispute, demand, investigation, review, hearing, charge, complaint or other judicial or administrative proceeding, at law or in equity, before or by any Governmental Authority or arbitration or other dispute resolution proceeding.
          “Public Reports” has the meaning set forth in Section 4.8.
          “Qualified Plans” has the meaning set forth in Section 5.24(a).
          “RCRA” has the meaning set forth in the definition of “Environmental Laws.”
          “Real Property” means the real property rights and interests owned, leased or subleased by the Company and any improvements, fixtures, easements, rights of way, and other appurtenants thereto (such as appurtenant rights in and to public streets) and all rights of the Company to surface, timber, coal, oil, natural gas (including coalbed methane, gob gas and coal mine methane), and all other minerals (including coal on the ground, coal refuse, coal waste and coal in the gob).
          “Reclamation Laws” means all Laws, as now or hereafter in effect, relating to reclamation Mining Activities or reclamation Liabilities including, without limitation, SMCRA.
          “Related Persons” means related persons as that term is defined in §9701(c)(2) of the Coal Act, except that it shall not include successors in interest.
          “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the Environment of Hazardous Substances.
          “Representative” has the meaning set forth in Section 6.7.
          “Retained Assets” means (a) the assets of any Employee Benefit Plan, and (b) the assets, properties and rights listed in Section 1.8 of the Disclosure Schedule.
          “Retained Debt” means (a) all indebtedness for borrowed money of the Company, including, all principal, interest, prepayment penalties, early termination fees or other obligations evidenced by or under a note, bond, debenture, letter of credit, draft or similar instrument and including any loans made to the Company by the holders of their Equity Interests, (b) all obligations to pay the deferred purchase price of property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (d) all indebtedness associated with equipment financing arrangements, including, without limitation, any prepayment penalties, early termination fees or other similar obligations related to such indebtedness, and (e) all guarantees of any of the foregoing.
          “Retained Employees” has the meaning set forth in Section 11.2.
          “Retained Liabilities” means the following Liabilities of the Company:
               (i) all Liabilities (including any post-Closing premium assessments for pre-Closing periods) under applicable Workers’ Compensation Acts for or based upon the employment of (a) the current and former Employees who are not Retained Employees, and (b) the current or former Employees who are Retained Employees, but only with respect to claims where the date of injury or the last injurious increment of exposure needed to give rise to the claim occurred prior to and including the Closing Date, and excluding any post-Closing increases in premium rates arising from the Company’s pre-Closing experience;
               (ii) all Liabilities (including any post-Closing premium assessments for pre-Closing periods) arising under the federal black lung Laws for or based upon the employment of (a) the current and former Employees who are not Retained Employees, and (b) the current and former Employees who are Retained Employees, but only with respect to claims where the Employee was not exposed to the occupational hazard after the Closing for a period equal to or greater than the minimum period of exposure needed to impose liability on a new employer, and excluding any post-Closing increases in premium rates arising from the Company’s pre-Closing experience;
               (iii) all Liabilities arising under COBRA, HIPAA and other similar Laws, including all Liabilities of a fiduciary for breach of fiduciary duty or any other failure to act or comply in connection with the administration of an Employee Benefit Plan;
               (iv) all Liabilities arising under or based upon the Employee Benefit Plans, including all Liabilities arising from or related to contributions to, the termination of, withdrawal from, or cessation of the Company’s participation in, and benefits due under any Employee Benefit Plan, and all Liabilities of an ERISA Affiliate for contributions to and the termination of a pension plan or contributions to or a withdrawal from a multiemployer plan (as those terms are defined in §§3(2) and (37) of ERISA);
               (v) all Liabilities for salaries, wages, bonuses, overtime payments, vacation days, personal days and similar forms of leave or compensation for or based upon the employment of (i) the current and former Employees who are not Retained Employees, and (ii) the current and former Employees who are Retained Employees, but only to the extent they are accrued, due, or earned prior to and including the Closing Date;
               (vi) all Liabilities for claims of any current or former Employees pursuant to the WARN Act arising out of acts or omissions of the Company prior to the Closing Date;
               (vii) all Liabilities arising out of compliance with Laws relating to equal employment opportunity, employment, leaves of absence, returns to work, and labor relations for or based upon the employment or termination of employment, or any other action taken or not taken with respect to (i) applicants for employment, (ii) the current and former Employees who are not Retained Employees, and (iii) the current and former Employees who are Retained Employees, but only with respect to periods prior to and including the Closing Date;
               (viii) all Liabilities of the Company for non-pension retiree benefits, including retiree medical benefits for current and former Employees (and their eligible dependents and beneficiaries);
               (ix) all Liabilities relating to assets held in trust under any Employee Benefit Plan;
               (x) [reserved];
               (xi) all Liabilities for the claims, legal actions, suits, litigation, arbitrations, grievances, disputes or investigations involving the Company or based on the action or inaction of the Company prior to and including the Closing Date, including, without limitation, (A) all such matters set forth in Section 5.20 of the Disclosure Schedule and (B) all Liabilities related to any continuing nuisance claims and their future effect;
               (xii) all Liabilities of the Company for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date;
               (xiii) all Liabilities of the Company for the unpaid Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;
               (xiv) all Liabilities for any Environmental Matter or Environmental or Response Action related to any asset that is not owned by the Company;
               (xv) [reserved];
               (xvi) all Liabilities related to Retained Assets and Retained Debt;
               (xvii) all Liabilities to third parties for personal injury or damage to property (other than Liabilities for Environmental Matters or Environmental or Response Actions) attributable to or arising out of the ownership or operation of the Business at or prior to the Closing but not those which are attributable to or arising out of the ownership or operation of the Business after the Closing;

               (xviii) all reclamation obligations arising out of Mining Activities occurring on or prior to the Closing Date as required by the contract mining agreements, as amended, between Mingo Logan Coal Company and its affiliates, on the one hand, and the Company, on the other hand; and
               (xix) all Liabilities, if any, of the Company and its Related Persons (collectively, the “Shareholder Group”) under the Coal Act, including Liabilities for beneficiaries eligible under the Coal Act who are assigned to a member of Shareholder Group or for whom a member of Shareholder Group is required to provide or pay for medical benefits, and for premiums or other contributions that are assessed against any member of Shareholder Group; provided, that the Liabilities retained pursuant to this subsection shall not be affected by Alpha, Parent, Merger Sub or any of their Affiliates being identified under the Coal Act as a successor, successor in interest or Related Person under the Coal Act to any member of Shareholder Group solely as a result of the Merger.
          “Securities Act” means the Securities Act of 1933, as amended.
          “SEC” means the Securities and Exchange Commission.
          “Sellers Representative” means David Lester.
          “Share Consideration” has the meaning set forth in Section 2.2(b).
          “Shareholder Group” has the meaning set forth in paragraph (xix) of the definition of “Retained Liabilities.”
          “Shareholder Indemnities” means, collectively, Shareholders and their respective Affiliates (which, after the Closing, shall exclude the Company), and the officers, directors, employees, agents and representatives of Shareholders and their respective Affiliates.
          “Shareholders” has the meaning set forth in the preamble.
          “Shareholders Closing Certificate” means the certificate of Shareholders substantially in the form of Exhibit C attached to this Agreement.
          “Shareholders Indemnitees” means, collectively, Shareholders and their Affiliates, and the officers, directors, employees, agents and representatives of Shareholders and their Affiliates.
          “Shareholders Subscription Agreement” means a Shareholders Subscription Agreement in the form of Exhibit H completed and signed by each Shareholder concurrent with the execution and delivery of this Agreement.
          “SMCRA” has the meaning set forth in Section 5.12(e).

          “Straddle Period” means a Tax period or year commencing before and ending after the Closing Date.
          “Straddle Return” means a Tax Return for a Straddle Period.
          “Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the Equity Interests or has the power to vote or direct the voting of sufficient Equity Interests to elect a majority of the directors or a similar governing body; provided, however, that Buchanan Energy, LLC shall not be deemed a subsidiary of the Company.
          “Surviving Entity” has the meaning set forth in Section 2.1(a)
          “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any required tax shelter disclosures and reporting, any schedule or attachment thereto, and any amendment thereof.
          “Terminated Employees” has the meaning set forth in Section 11.1.
          “Third Party Claim” means any Proceeding by or before any Governmental Authority or any arbitration or other alternative dispute resolution proceeding made or brought by any Person who is not a Party or an Affiliate of a Party.
          “Transfer Agent” has the meaning set forth in Section 2.3(b).
          “WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.
          “Weighted Average Daily Trading Price” has the meaning set forth in Section 2.2(b).
          “Welfare Plans” has the meaning set forth in Section 5.24(a).
          “West Virginia Law” has the meaning set forth in Section 2.1(a).
          “Working Capital” means the working capital of the Company an amount (which may be a positive or negative number) computed in accordance with Section 1.10 of the Disclosure Schedule.

          “Workers’ Compensation Acts” means Laws that provide for awards to employees and their dependents for employment-related accidents and diseases.
          “Year End Financial Statements” has the meaning set forth in Section 5.8.
ARTICLE II
THE MERGER
     2.1 The Merger.
          (a) At the Effective Time, the Company shall be merged (the “Merger”) with and into Merger Sub in accordance with the Business Corporation Act of the State of West Virginia (the “West Virginia Law”) and the Limited Liability Company Act of the State of Delaware (the “Delaware Law”), whereupon the separate existence of the Company shall cease, and Merger Sub shall be the surviving entity (the “Surviving Entity”).
          (b) The closing of the transactions contemplated by this Agreement (“Closing”) shall take place at the offices of Alpha in Abingdon, Virginia commencing at 9:00 a.m., local time on the tenth Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing itself), or such other date as the Parties may mutually determine. The date on which the Effective Time occurs is referred to in this Agreement as the “Closing Date.”
          (c) At the Closing, upon fulfillment or waiver of the conditions precedent to the Merger set forth in Article VIII, the Parties shall cause appropriate merger filings to be made with the Secretaries of State of the States of West Virginia and Delaware, in such forms as required by, and duly executed in accordance with, the relevant provisions of the West Virginia Law and the Delaware Law using the procedures permitted by Section 31D-11-1102 of the West Virginia Law and in Section 18-209 of the Delaware Law, respectively. The Merger shall become effective at such time as the both such filings are duly made or at such later time as the Company and Alpha agree to specify in such filings (the “Effective Time”).
          (d) From and after the Effective Time, the Surviving Entity shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, all as provided under Delaware Law and West Virginia Law.
          (e) The Surviving Entity may, at any time after the Effective Time, take any action (including the execution and delivery of any document) in the name and on behalf of either of the Company and Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.
          (f) At the Effective Time, the governing instruments of the Surviving Entity shall be the limited liability company agreement of Merger Sub until thereafter amended in accordance with applicable law.
          (g) From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Entity.
          (h) After the close of business on the Closing Date, no transfers of Company Shares outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.
     2.2 Conversion of Shares. At the Effective Time:
          (a) each Company Share held by the Company as treasury stock shall be canceled and no payment shall be made with respect thereto;
          (b) (i) the Company Shares issued and outstanding immediately prior to the Effective Time shall (except as otherwise provided in Section 2.2(a)) be converted as a whole into the right to receive in exchange therefor (A) cash in an amount equal to $19,762,000, without interest (the “Cash Consideration”), subject to cash adjustment as provided in Section 2.4, and (B) the number of validly issued, fully paid and non-assessable Alpha Shares (the “Share Consideration” and collectively with the Cash Consideration, the “Merger Consideration”) determined below. If: (i) the Closing Price (as hereinafter defined in this Section 2.2(b)) is equal to or greater than $27.52 per Alpha Share but not greater than $33.64 per Alpha Share, then the Share Consideration shall equal the quotient obtained by dividing (x) $60,000,000 by (y) the Closing Price; (ii) the Closing Price is less than $27.52 per Alpha Share, the Company shall have the right to terminate this Agreement as provided in Section 12.1(d) (but if the Company does not so terminate, then the Share Consideration shall be 2,180,233Alpha Shares); and (iii) the Closing Price is greater than $33.64 per Alpha Share, Parent, Merger Sub and Alpha shall have the right to terminate this Agreement as provided in Section 12.1(e) (but if Parent, Merger Sub and Alpha do not so terminate, then the Share Consideration shall be 1,783,591 Alpha Shares). The Merger Consideration shall be allocated to Shareholders as specified on Section 2.2(b) of the Disclosure Schedule. No Company Share shall be deemed to be outstanding or to have any rights other than those set forth in this Section 2.2(b)(i) after the Effective Time. If, subsequent to the date of this Agreement but prior to the Effective Time, the Company changes the number of Company Shares, or Alpha changes the number of Alpha Shares, outstanding as a result of any stock split, stock dividend, recapitalization or similar transaction, the Share Consideration obtainable upon conversion of a Company Share as provided in this Section 2.2(b) shall be appropriately adjusted;
               (ii) for purposes of this Agreement, (A) “Closing Price” shall mean the Weighted Average Daily Trading Price of Alpha Shares on the New York Stock Exchange during the last 20 days on which Alpha Shares are traded prior to the Closing Date, and (B) “Weighted Average Daily Trading Price” for the20 days shall mean (i) the sum for all 20 days of (x) the average of the high and low sales prices for each of the 20 days times (y) the number of shares traded on each such day, all as is reported on the New York Stock Exchange Trading Report, divided by (z) the total number of shares traded during such 20 days, as is reported on the New York Stock Exchange Trading Report; and

               (iii) the membership interest of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and be unaffected by the Merger as the membership interest of the Surviving Entity.
     2.3 Conduct of Closing.
          (a) At Closing, (i) Parent will deliver to Sellers Representative the various certificates, instruments, and documents referred to in Section 8.2, (ii) Sellers Representative will deliver to Parent the various certificates, instruments, and documents referred to in Section 8.1, (iii) Parent will cause to be delivered to Sellers Representative, on behalf of and for the benefit of Shareholders, the Merger Consideration specified in Section 2.2 as provided in Section 2.8(b) (exclusive of the Alpha Shares deposited with the Escrow Agent pursuant to the Escrow Agreement) with the Cash Consideration being delivered by wire transfer of immediately available funds in accordance with instructions provided by Seller Representative, (iv) each Seller will deliver to Escrow Agent five stock powers duly executed in blank (with any required signature guarantees) to facilitate any disbursements and distributions of the Escrow Amount required pursuant to the terms of the Escrow Agreement, (v) Parent, at the direction of Sellers Representative, which direction is hereby irrevocably given, will cause the Escrow Amount to be delivered to the Escrow Agent to hold pursuant to the Escrow Agreement, (vi) Sellers Representative will deliver to Parent a certified copy of the Organizational Documents of, and a certificate of good standing, with respect to the Company issued by the Secretary of State of West Virginia as of a date not more than five days prior to the Closing Date, (vii) Parent will cause to be delivered to Sellers Representative a certified copy of Alpha’s Organizational Documents and a certificate of good standing, existence or similar document with respect to Alpha, Parent and Merger Sub, in each case issued by the appropriate Governmental Authority of the jurisdiction of formation as of a date not more than five days prior to the Closing Date, (viii) Sellers Representative will deliver the written resignations of each officer and director of the Company such resignations to be effective as of the Effective Time, and (ix) each Shareholder will deliver such other certificates, instruments of conveyance and documents as may be reasonably requested by Alpha, Parent or Merger Sub prior to the Closing Date to consummate the transactions contemplated by this Agreement.
          (b) At Closing, (A) Alpha will cause Equiserve Trust Company, N.A. (the “Transfer Agent”) to issue stock certificates representing the Alpha Shares referred to Section 2.2(b) (issued in the names of the respective Shareholders), (B) each Shareholder shall surrender to Alpha the certificate(s) which represented his or her Company Shares (or an affidavit of lost certificate in a form satisfactory to Alpha) duly endorsed or accompanied by stock powers duly executed in blank and (C) the Transfer Agent will furnish each Shareholder with a certificate representing the number of Alpha Shares to which such Shareholder is entitled (exclusive of the Alpha Shares deposited with the Escrow Agent pursuant to the Escrow Agreement).
          (c) Parent shall pay all charges and expenses of the Transfer Agent.
     2.4 Working Capital True Up.
          (a) At least two Business Days prior to the Closing, Sellers Representative shall deliver to Alpha the Month End Balance Sheet. If the Working Capital of the Company as calculated based on the Month End Balance Sheet and in accordance with Section 1.10 of the Disclosure Schedule (the “Estimated Working Capital”) is greater than or less than the Base Working Capital, then the Cash Consideration shall be increased or decreased, as appropriate, at Closing by a cash payment by wire transfer of immediately available funds from Sellers Representative, on behalf and for the benefit of Shareholders, to Parent or Parent to Sellers Representative, on behalf and for the benefit of Shareholders, on a dollar-for-dollar basis by the amount of such excess or deficit (such adjustment, the “Estimated True Up”).
          (b) As soon as practicable, but in any event no later than 60 days following the Closing Date, Parent shall prepare and deliver to Sellers Representative (i) the Closing Balance Sheet, upon which a payment (the “Final True Up”) will be based and (ii) a written statement (the “Actual Statement”), prepared by the Chief Financial Officer of Parent, certifying the amount of the Final True Up (which may be a positive or negative number) and setting forth the calculation of such amount. The Final True Up shall be an amount equal to (A) the actual amount of Working Capital of the Company on the Closing Date as determined based on the Closing Balance Sheet (the “Final Working Capital”), less (B) the Estimated Working Capital. If, within 10 Business Days following delivery of the Closing Balance Sheet and the Actual Statement to Sellers Representative, Sellers Representative shall not have given Parent notice of Sellers Representative’s objection to the computation of the Final True Up (which notice shall contain a statement of the basis of such objection), then the amount of Final True Up at the Closing Date will be final and binding upon the Parties, absent manifest error. If Sellers Representative gives notice to Parent of Sellers Representative’s objection, and Parent and Sellers Representative are unable to resolve the issues in dispute within 30 days after delivery of such notice of objection, such issues will be submitted for resolution to Grant Thornton LLP, independent certified public accountants, or such other nationally recognized firm of independent certified public accountants mutually selected by the Parties (the “Neutral Auditor”). The Neutral Auditor shall be engaged within 15 days after the expiration of the 30 day period set forth in the preceding sentence. The Neutral Auditor shall make such review and examination of the relevant facts and documents as the Neutral Auditor deems appropriate, and shall permit each of Parent and Sellers Representative to make a written presentation of their respective positions; provided, however, that the Neutral Auditor shall require all facts, documents and written presentations from Parent and Sellers Representative to be completely submitted within 30 days after the Neutral Auditor has been engaged. Within 30 days after submission of such facts, documents and written presentations, the Neutral Auditor shall resolve all disputed items in writing and shall prepare and deliver its decision, which shall be final and binding upon the Parties without further recourse or collateral attack and, as to each disputed matter, shall accept (x) either Parent’s or Sellers Representative’s position on each disputed matter set forth in Shareholder Representative’s notice of objection provided pursuant to the fourth sentence of this Section 2.4(b) or (y) the stipulated position of Parent and Sellers Representative with respect to any matter which prior to such stipulation was disputed. All costs of the dispute resolution process contemplated by this Section 2.4(b) (including, without limitation, the Neutral Auditor’s fees, but exclusive of attorneys’ fees) shall be borne by the Party who is the least successful in such process, which shall be determined by comparing (x) the position asserted by each Party on all disputed matters taken together to (y) the final decision of the Neutral Auditor on all disputed matters taken together. For purposes of the preceding sentence: the “disputed matters” shall be all matters raised in Sellers Representative’s notice of objection provided pursuant to the fourth sentence of this Section 2.4(b) and the “position asserted” by Sellers Representative shall be determined by reference to the notice of objection; and the “position asserted” by Parent shall be determined by reference to Parent’s written presentation submitted pursuant to the sixth sentence of this Section 2.4(b). The Neutral Auditor shall not preside over any hearing of the Parties nor permit the Parties to make any oral arguments to the Neutral Auditor.
          (c) Within five Business Days of the completion of the computations required by Section 2.4(b), if the Final True Up is a positive number, it shall be paid by Parent to Sellers Representative, on behalf and for the benefit of Shareholders. If the Final True Up is a negative number, it shall be paid by Sellers Representative, on behalf and for the benefit of Shareholders to Parent. Any such payments shall be made by wire transfer of immediately available funds.
          (d) The right to receive the positive Final True Up (or the obligation to pay the negative Estimated True Up and Final True Up) shall be allocated to each Shareholder in the manner determined by Sellers Representative. Parent and its Affiliates may conclusively and absolutely rely, without inquiry, upon Sellers Representative’s decisions regarding the proper allocation of such amounts to each Shareholder and each Shareholder agrees such decisions made by Sellers Representative shall be final and binding upon it. Each Shareholder agrees that Alpha and Parent shall have no Liability with respect to the payment of any positive Final True Up other than to pay any such amounts when due to Sellers Representative as determined in accordance with this Section 2.4.
          (e) Except as set forth in this Section 2.4, Parent and Shareholders shall bear their own expenses incurred in connection with the preparation and review of the Closing Balance Sheet and the Actual Statement.
     2.5 Retained Assets and Retained Liabilities.
          (a) Neither the Surviving Entity, Alpha, Parent nor any of their respective Affiliates shall acquire any of the Retained Assets nor be responsible for any of the Retained Liabilities.
          (b) Upon and after the Closing, the Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Shareholders. On or prior to the Closing Date, Shareholders shall cause the Retained Assets and Retained Liabilities to be assigned to or assumed by Shareholders in a manner satisfactory to Parent (or, in the case of the Retained Debt, Shareholders shall cause the Retained Debt to be assigned or otherwise transferred to a Shareholder or a third party designated by Shareholders (other than the Company) or fully pay and satisfy such Retained Debt). To the extent that any of the Retained Assets and Retained Liabilities cannot be assigned to or assumed by Shareholders prior to the Closing Date (including without limitation where such an assumption would constitute a breach or default under any agreement, encumbrance or commitment, would violate any Law or Decree), then the Surviving Entity, without having to incur or suffer any Adverse Consequences, and Shareholders will execute and deliver any other documents, certificates, agreements and other writings, and take such other actions, in each case, as may be reasonably necessary or desirable in order to provide to or impose upon Shareholders the benefits and unconditional obligation associated with any such Retained Assets and Retained Liabilities.

     2.6 Attempted Assignment . If the act of vesting in the Surviving Entity as a result of the Merger of any of the rights, privileges, powers and franchises or the restrictions, disabilities and duties of the Company would (i) constitute a breach or default under any Contract, (ii) violate any Law or (iii) adversely affect the rights, or increase the obligations of Surviving Entity, so that the Surviving Entity would not, in fact, be vested with receive all such rights, privileges, powers and franchises or the restrictions, disabilities and duties of the Company as they exist prior to such attempted assignment or assumption, then the Surviving Entity, without having to incur or suffer any Adverse Consequences, and Company and Shareholders shall enter into such arrangements as may be reasonably acceptable to the Surviving Entity to provide the Surviving Entity with the benefits of the rights or restrictions, as the case may be, and any transfer or assignment to the Surviving Entity which shall require such consent or authorization of a third party that is not obtained shall be made subject to such consent or authorization being obtained.
     2.7 Intercompany Transactions. Immediately before the Closing, all outstanding receivables, payables and other indebtedness among the Company, on the one hand, and Shareholders or their Affiliates, on the other hand, shall be satisfied and discharged, without any Adverse Consequences to the Surviving Entity, Alpha, Parent or their Affiliates. Except as set forth in Section 2.7 of the Disclosure Schedule, all intercompany transactions or arrangements between Shareholders or any of their Affiliates, on the one hand, and the Company, on the other hand, shall be terminated as of the Closing, in such manner as Shareholders shall specify, without imposing Adverse Consequences upon the Surviving Entity, Alpha, Parent or their Affiliates, and none of the Parties shall have any further Liability in respect of any such transaction or arrangement.
     2.8 Further Assurances. If at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Company or Merger Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Entity and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either the Company or Merger Sub, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Entity’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Merger Sub, and otherwise to carry out the purposes of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS REGARDING THE
TRANSACTION
     Each Shareholder represents and warrants to Alpha, Parent and Merger Sub that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III) with respect to itself, except as set forth in Annex I to this Agreement.
     3.1 Authorization of Transaction. Such Shareholder has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed by such Shareholder and constitutes the valid and legally binding obligation of such Shareholder enforceable against it in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principals of equity. Such Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement. The unanimous written consent of Shareholders approving this Agreement, which is evidenced by the Shareholders’ execution and delivery of this Agreement, is the only vote of the Company’s shareholders required by West Virginia Law for the adoption and approval of this Agreement, the Merger and the transactions contemplated by this Agreement.
     3.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any Law, Decree, or other restriction of any Governmental Authority to which such Shareholder is subject, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Shareholder is a party or by which it is bound or to which any of its assets are subject or (c) result in the imposition or creation of an Encumbrance upon or with respect to the Surviving Entity.
     3.3 Brokers’ Fees. Such Shareholder has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Alpha, Parent or the Surviving Entity could become liable or obligated.
     3.4 Ownership. The Company Shares owned beneficially or of record by such Shareholder are held free and clear of any Encumbrances or Taxes and there are no Commitments with respect to such Company Shares. Such Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to voting any equity interests of the Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ALPHA, PARENT AND MERGER SUB
REGARDING THE TRANSACTION
     Alpha, Parent and Merger Sub represent and warrant to the Company and Shareholders that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in Annex II to this Agreement.
     4.1 Organization of Alpha. Alpha is a corporation, Parent is a limited liability company and Merger Sub is a limited liability company each duly organized, validly existing, and in good standing under the Laws of the State of Delaware.
     4.2 Authorization of Transaction. Alpha, Parent and Merger Sub each has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed by Alpha, Parent and Merger Sub and constitutes the valid and legally binding obligation of Alpha, Parent and Merger Sub, enforceable against each in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditor’s rights generally and general principals of equity. Other than with respect to the Permits, Alpha, Parent and Merger Sub need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement. The written consent of Parent approving this Agreement is the only vote of the Merger Subs’ members required by Delaware Law for the adoption and approval of this Agreement, the Merger and the transactions contemplated by this Agreement.
     4.3 Capitalization. As of the date of this Agreement, the authorized capital stock of Alpha consists of (i) 100 million Alpha Shares, of which 62,224,580 shares are outstanding, and (ii) 10 million shares of preferred stock, $.01 par value, none of which is outstanding. As of the date of this Agreement, there are issued and outstanding options to acquire 1,269,194 Alpha Shares (the “Options”). Except as disclosed in the Public Reports, as of the date of this Agreement, there are no Commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any Equity Interests (other than such Options), and there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. All Equity Interests issued by Alpha have been issued in compliance with the Securities Act and applicable state securities Laws. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Equity Interests of Alpha. All of the Alpha Shares to be issued to Shareholders have been and are duly authorized and, upon consummation of the transactions contemplated hereby, will be validly issued, fully paid, and nonassessable. The Alpha Shares to be issued to Shareholders, at the time of issuance, will be free and clear of any restrictions on transfer (other than restrictions on transfer imposed under the Securities Act), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, preemptive rights and demands. There are no stockholder agreements, voting trusts or other agreements or understandings to which Alpha is a party or by which it is bound relating to the voting of any of Alpha Shares. The entire equity capitalization of Merger Sub consists of its membership interests, all of which are duly authorized, validly issued and are owned of record and beneficially only by Parent.
     4.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any Law, Decree, or other restriction of any Government Authority to which Alpha or Parent is subject or any provision of its Organizational Documents or (b) other than as set forth in Section 4.2 of Annex II, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Alpha or Parent is a party or by which it is bound or to which any of its assets is subject.

     4.5 Brokers’ Fees. Alpha, Parent and Merger Sub have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Shareholder could become liable or obligated.
     4.6. [Reserved]
     4.7 Operations of Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     4.8 Filings with the SEC. Alpha has made all filings with the SEC that it has been required to make since December 6, 2004, under the Securities Act and the Securities Exchange Act (collectively with any voluntary filings, the “Public Reports”) in a timely manner. Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their (i) respective dates with respect to filings under the Exchange Act, (ii) effective dates with respect to registration statements and post-effective amendments thereto filed under the Securities Act, and (iii) respective dates as to any definitive prospectus or prospectus supplement filed pursuant to Rule 424(b) promulgated under the Securities Act, as the case may be, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Public Reports (together with true and correct copies of all exhibits and schedules thereto as amended to date) are available on EDGAR in the form filed by Alpha, and Alpha has not omitted to file any Public Report on EDGAR.
     4.9 Financial Statements. Each of the combined or consolidated financial statements of Alpha and its consolidated Subsidiaries (including the notes thereto) contained in the Public Reports: has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (provided, however, that the unaudited condensed consolidated balance sheets and statements of operations, cash flows changes in stockholders’ equity, and cash flow as of and for any interim period reported upon for Alpha and its consolidated Subsidiaries are subject to normal year-end adjustments and lack footnotes and other presentation items as permitted in accordance with GAAP as to interim statements); present fairly the financial condition of Alpha and its consolidated Subsidiaries as of such dates and the results of operations of Alpha and its consolidated Subsidiaries for such periods; and are consistent with the books and records of Alpha and its consolidated Subsidiaries. Alpha and its consolidated Subsidiaries have maintained systems of internal accounting controls sufficient to provide reasonable assurances that (A) all transactions are executed in accordance with management’s general or specific authorization, (B) all transactions are recorded as necessary to permit the preparation of annual and interim financial statements in conformity with GAAP and to maintain proper accountability for items, and (C) access to their property and assets is permitted only in accordance with management’s general or specific authorization.
     4.10 Subsequent Events. Except issuances pursuant to stock incentive plans, as disclosed in the Public Reports, or as contemplated by this Agreement, since August 15, 2005: (a) there has not been any (i) material adverse change in the financial condition of Alpha and its consolidated

Subsidiaries taken as a whole; (ii) amendment to the articles of incorporation of Alpha; (iii) payment of dividends or changes in the capital structure of Alpha; or (iv) other transactions material to Alpha and its consolidated Subsidiaries taken as a whole; and (b) Alpha has conducted its, and has caused its consolidated Subsidiaries to conduct their, business and affairs only in the Ordinary Course of Business.
     4.11 Securities Act. Assuming the accuracy of the information provided to Alpha by, and the representations and warranties made to Alpha by, Shareholders in the Shareholders Subscription Agreement, the offer and sale by Alpha of the Alpha Shares pursuant to this Agreement will be exempt from registration under the Securities Act and applicable state securities laws, or, if not exempt under applicable state securities laws, Alpha will take such steps as are required to register such shares in compliance with applicable state securities laws.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Alpha, Parent and Merger Sub that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the disclosure schedule delivered by Shareholders to Alpha on the date of this Agreement (the “Disclosure Schedule”):
     5.1 Organization, Qualification, and Power. The Company is a corporation that is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the Business in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 5.1 of the Disclosure Schedule lists the directors and officers of each of the Company. Shareholders have delivered to Parent correct and complete copies of the Organizational Documents of each of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, members, partners, or other governing bodies, and any committees of such governing bodies), the ownership certificates and record books of each of the Company are correct and complete in all material respects. The Company is not in default under or in violation of any provision of its Organizational Documents.
     5.2 Capitalization. Section 5.2 of the Disclosure Schedule sets forth a complete and correct listing of the record and beneficial ownership of the Equity Interests issued by each of the Company and the entire Equity Interests the Company is authorized to issue. All of the issued and outstanding Equity Interests of the Company have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective Shareholders as set forth in Section 5.2 of the Disclosure Schedule. There are no Commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any Equity Interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. All Equity Interests issued by Company have been issued substantially in compliance with the Securities Act and applicable state securities Laws. Other than as set forth in Organizational Documents previously provided to Parent, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Equity Interests of the Company.
     5.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any Law, Decree, or other restriction of any Governmental Authority to which the Company is subject, or any provision of the Organizational Documents of the Company, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which any of them is bound or to which any of their assets is subject (or result in the imposition of any Encumbrance upon any of its assets). The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.
     5.4 Brokers’ Fees. Neither the Company nor any Shareholder has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     5.5 Real Property.
          (a) Section 5.5(a) of the Disclosure Schedule lists all tracts, parcels, lots and real property interests in which the Company has (i) an ownership interest and/or (ii) a leasehold interest, including a description of all Real Property leases. The Real Property listed in Section 5.5(a) of the Disclosure Schedule includes all real property necessary or required to operate the Business in the manner currently conducted.
          (b) The Company has (i) marketable title to all Real Property listed as owned by it on Section 5.5(a) and (ii) a valid leasehold interest in all Real Property listed as leased by it on Section 5.5(a) of the Disclosure Schedule, in each case, free and clear of any Encumbrances, except for Permitted Encumbrances.
          (c) The Company is not in default under any lease or other agreement relating to the Real Property, and the Company has not received any written notice alleging that the Company is in default under any lease.
          (d) Each of the leases listed on Section 5.5(a) of the Disclosure Schedule is, and, subject to obtaining any requisite third party consents, all of which are specified in Section 5.5(d) of the Disclosure Schedule, will be on and immediately following the Closing, valid and enforceable against the lessor or other parties thereto in accordance with its terms. There are no unwritten or oral modifications to such leases or any course of dealing or business operations that can be construed as a modification to such leases other than those described in Section 5.5(d) of the Disclosure Schedule. To the Knowledge of Shareholders, the lessors under each of the leases have good and marketable title to leased Real Property.

          (e) The Company has not received (and the Company has no Basis to believe that it will receive) any notice of claims that its has mined any coal that it did not have the right to mine or mined any coal in such reckless and imprudent fashion as to give rise to any claims for loss, waste or trespass.
          (f) No condemnation or eminent domain Proceeding against any part of the Real Property is pending or, to the Knowledge of Shareholders, threatened.
          (g) Shareholders have made available to Alpha all Books and Records, including but limited to the geological data, reserve data, material existing mine maps, surveys, title insurance policies, title insurance, abstracts and other evidence of title core hole logs and associated data, coal measurements, coal samples, lithologic data, coal reserve calculations or reports, washability analyses or reports, mine plans, mining permit applications and supporting data, engineering studies and information, maps, reports and data in the possession of the Company and relating to or affecting the Real Property, including the coal reserves, coal ownership, coal leases to Company, coal leases from the Company to third parties, mining conditions, mines, and mining plans of the Company (collectively, “Mining Data”). Notwithstanding anything in this Agreement to the contrary, Parent accepts the coal reserves in or under the Real Property, as is, where is, together with the mining data, free of any warranty (express or implied) with regard to the mineability, washability, recoverability, volume, or quantity or quality of any coal reserve. To the Knowledge of Shareholders, the coal reserves mined by the Company (whether such reserves are owned or leased by the Company) are not subject to any mining rights of any other Person with respect to such coal reserves, except for surface use and other appurtenant rights for the mining of the coal seams that are not owned or leased by the Company.
     5.6 Other Assets.
          (a) The assets of the Company constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated.
          (b) The Company (A) has good and marketable title to all of its assets (other than Real Property, which is addressed in Section 5.5), free and clear of any Encumbrance, except for Permitted Encumbrances, or (B) leases, if applicable, such assets under valid and enforceable leases. No rights of the Company under such leases have been assigned or otherwise transferred as security for any obligation of the Company or any of its Affiliates.
          (c) Each material tangible asset used in the Business or owned or leased by the Company (including all Equipment) is in good repair and operating condition, ordinary wear and tear excepted, and has been maintained in accordance with normal industry practice and is suitable for the purposes for which the Company is presently using such Equipment, normal wear and tear excepted. No item of Equipment is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. All of the Equipment is in the possession of the Company.
          (d) All Books and Records (including income and non-income Tax Returns and relating workpapers) have been adequately maintained for all periods ending after December 31,

1998 (or for periods that the statute of limitations remains open).
     5.7 Subsidiaries. The Company does not own any Equity Interests in another Person or controls directly or indirectly any Person.
     5.8 Financial Statements. Attached to this Agreement as Exhibit E are the following financial statements (collectively, the “Financial Statements”): (i) reviewed or compiled balance sheets and statements of income, changes in stockholders’ equity and cash flow of the Company as of and for the fiscal years ended December 31, 2004, 2003 and 2002 (collectively, the “Year End Financial Statements”); and (ii) balance sheets and statements of income of the Company (the “Most Recent Financial Statements”) as of and for the period beginning January 1, 2005 and ended as of August 31, 2005 (the “Most Recent Fiscal Month End”). The Year End Financial Statements (including the notes thereto) have been prepared in accordance with the Company’s accounting policies, and such policies have been applied consistently throughout all periods covered thereby. The Most Recent Financial Statements have been prepared in accordance with the Company’s past practices and principles for preparing financial statements for interim periods, and such past practices and principles have been applied consistently throughout all periods covered thereby. The Financial Statements (including the notes thereto) (x) present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and (y) are consistent with the Books and Records. The Company has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (A) all transactions are executed in accordance with management’s general or specific authorization, (B) all transactions are recorded as necessary to permit the preparation of annual and interim financial statements and to maintain proper accountability for items, and (C) access to its property and assets is permitted only in accordance with management’s general or specific authorization.
     5.9 Events Subsequent to Most Recent Fiscal Month End. Except as otherwise contemplated by this Agreement, since the Most Recent Fiscal Month End, the Company has conducted the Business only in the Ordinary Course of Business and there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date, the Company has not:
          (a) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;
          (b) issued any note, bond, or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $100,000 in the aggregate, other than equipment financing arrangements approved by Parent;
          (c) imposed any Encumbrance upon any of its assets, tangible or intangible;
          (d) sold, assigned, leased or transferred any of its tangible assets, except for sales of Inventory in the Ordinary Course of Business;

          (e) sold, assigned or transferred any patents, trademarks or trade names or any material copyrights, trade secrets or other intangible assets, except in the Ordinary Course of Business;
          (f) suffered any extraordinary losses or waived any rights material to the conduct of the Business as presently conducted;
          (g) made any capital expenditure (or series of related capital expenditures) either involving more than $1,000,000 or outside the Ordinary Course of Business;
          (h) entered into, amended or extended (i) any coal sales commitment or obligations unless such coal sales commitment is for less than 30 days and involves less than 20,000 tons of coal, or (ii) any other agreement, contract (other than a coal sales commitment), lease or license (or series of related agreements, contracts, leases or licenses) either involving more than $25,000 or outside the Ordinary Course of Business;
          (i) suffered any theft, damage, destruction or casualty loss to its property, whether or not covered by insurance;
          (j) made any change in employment or severance terms for any of its directors, managers or officers, or any material change in the employment or severance terms for any of its other Employees outside the Ordinary Course of Business;
          (k) made any change in its accounting methods, principles or practices for financial accounting (except for those changes required by the Company’s independent auditors to comply with GAAP) or for IRS reporting purposes;
          (l) adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and other Employees (or taken any such action with respect to any other Employee Benefit Plan);
          (m) granted any increase in the base compensation of or bonuses payable to any of its directors, managers, officers and other Employees outside of the Ordinary Course of Business, or made any other change in employment terms for any of its directors, officers, and other Employees outside the Ordinary Course of Business;
          (n) made any payment (including any dividends or other distributions with respect to its Equity Interests) to any Shareholder or any Affiliate of any Shareholder (other than compensation otherwise payable in the Ordinary Course of Business to any Shareholder employed by such Company and other than as contemplated by this Agreement) or forgiven any indebtedness due or owing from any Shareholder or any Affiliate of any Shareholder to such Company;
          (o) issued, sold or otherwise disposed of any of its Equity Interests or granted any Commitments;

          (p) (i) accelerated accounts receivable, (ii) delayed or postponed the payment of accounts payable or other Liabilities, or (iii) changed in any material respect its practices in connection with the payment of accounts payable in respect of purchases from suppliers;
          (q) amended its Organizational Documents;
          (r) collected receivables, paid payables, billed customers, or accrued for receivables and payables other than in accordance with its standard practices and procedures with regard to the same (including its standard practices and procedures with respect to the timing of taking such actions);
          (s) received notice of any termination of any Contract to which it is a party;
          (t) entered into an transaction with any Shareholder or a Shareholder’s Affiliates (other than another Company); or
          (u) committed to do any of the foregoing.
     5.10 Undisclosed Liabilities. The Company has no Liability, except for (i) Liabilities set forth on the face of the Most Recent Financial Statements and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.
     5.11 Legal Compliance. The Company and its predecessors and Affiliates has complied in all material respects with all applicable Laws of federal, state, local and foreign Governmental Authorities, and no Proceeding or notice has been filed or commenced against any of them alleging any failure so to comply.
     5.12 Permits and Environmental Compliance.
          (a) The Company is in substantial compliance with all Environmental Laws. The Company is not in violation of any Environmental Laws applicable to Mining Activities, including any investigatory, remedial or corrective obligations, that would result in (i) closure, suspension or material restriction of any Mining Activities; (ii) revocation or suspension of any Permits; or (iii) exposure of Alpha, Parent or the Surviving Entity to the imposition of any fines or other civil or criminal monetary penalty reasonably expected to be in excess of $5,000. The Company has not received any notification from any Governmental Authority or any other Person alleging, claiming or notifying that the Company is in violation of any Environmental Laws.
          (b) Section 1.6 of the Disclosure Schedule sets forth all Permits and Section 1.2 of the Disclosure Schedule sets forth all Inactive Permits. The Permits and Inactive Permits include all permits, consents, licenses, orders, certificates, registrations and similar approvals necessary or required to conduct the Mining Activities and reclamation activities as currently conducted by the Company, and the Company is in substantial compliance with all such Permits and Inactive Permits. No such Permit or Inactive Permit is the subject of any proceeding by or in front of any Governmental Authority, and no such proceeding is pending or, to the Knowledge of Shareholders, threatened.
          (c) Shareholders have made available to Parent true, correct and complete copies of (i) the Permits, together with a description of the permitted property or facility, the amount of the bond for each such Permit and the surety for each such bond or manner in which each such bond has otherwise been posted, (ii) all other licenses, franchises, certificates, concessions and other approvals and authorizations of Governmental Authorities held by the Company pertaining to the Business, as amended, supplemented and modified through the date of this Agreement, and (iii) any and all pending applications for additional mining Permits and other licenses and authorizations that have been submitted to any Governmental Authority by the Company or are in the process of development for submission to a Governmental Authority either in-house or through consultants.
          (d) Section 5.12(d) of the Disclosure Schedule lists all of the citations, notices of non-compliance and notices of violation received by the Company with respect to the Business from applicable Governmental Authorities within the period of time covered by the Financial Statements, including, without limitation, the federal Environmental Protection Agency (“EPA”), the federal Office of Surface Mining (“OSM”) or the equivalent state agency exercising primacy, the Federal Mine Safety and Health Administration (“MSHA”) and other Governmental Authorities with similar responsibilities. The Company is not subject to any cessation orders, cease and desist orders, closure orders or show cause orders issued by EPA, OSM, MSHA, or any other Governmental Authority with respect to the Business.
          (e) The Company is in substantial compliance with all of the requirements of the state equivalent of the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”) as adopted in West Virginia, the Federal Mine Safety and Health Act of 1977, as amended, and all similar Laws applicable to the Company, and all rules and regulations promulgated under the aforementioned Laws by EPA, OSM, MSHA, applicable state permitting Governmental Authorities. The Company is not the subject of any pending, or to the Knowledge of Shareholders, any threatened Proceeding that would result in any bond forfeiture, permit suspension or revocation, or similar Proceedings instituted by OSM or applicable state permitting authorities or any other Governmental Authority. The Company has not been the subject of a bond forfeiture or permit revocation.
          (f) After the Closing, none of Alpha, Parent nor the Surviving Entity will be liable for any fines, penalties, fees, Taxes or other charges assessed under Environmental Laws then in effect by Governmental Authorities with respect to notices of violation, cessation orders, closure orders, show cause orders or other enforcement actions issued by a Governmental Authority prior to Closing. Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any Liabilities being imposed on Alpha or the Surviving Entity for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws, excluding Reclamation Laws. The representations in this Section 5.12(f) do not relate to any matters for which either Alpha, Parent or the Surviving Entity has the responsibility, pursuant to this Agreement, to notify any Governmental Authority or to otherwise process with any Governmental Authority in connection with the transfer of any Permit.
          (g) None of the assets of the Company is identified on (i) the current or proposed

National Priorities List under 40 C.F.R. § 300, (ii) the Comprehensive Environmental Response, Compensation and Liability Inventory System (“CERCLIS”) list, or (iii) any list arising from a federal, state or local statute similar to CERCLA. To the Knowledge of Shareholders, the Real Property is not materially Contaminated with any Hazardous Substance.
          (h) (i) None of the assets of the Company has been or is being used in association with the production, manufacture, processing, generation, storage, treatment, disposal, management, shipment or transportation of Hazardous Substances, and no such assets are materially Contaminated by any Hazardous Substance; (ii) there are no underground storage tanks regulated pursuant to RCRA § 9001 (42 U.S.C. § 6991) or equivalent authorized state program, and no above ground storage tanks, located at, on, in or under the Real Property; (iii) there is no asbestos-containing material in any form or condition located at, on, in or under any of the assets of the Company; (iv) there are no materials or equipment containing polychlorinated biphenyls located at, on, in or under the assets of the Company; (v) there are no landfills or other areas located at, on, in or under the assets of the Company where Hazardous Substances have been disposed; and (vi) the Company has not disposed of any Hazardous Substance in violation of Environmental Laws.
          (i) The Company has not, either expressly or by operation of Law, assumed or undertaken any Liability for corrective or remedial action, of any other Person relating to any Environmental Laws.
          (j) No conditions exist relating to the Company’s assets or the Mining Activities that will (i) prevent or materially hinder Alpha’s or its Affiliates compliance with Environmental Laws, (ii) require Parent or its Affiliates to undertake any material investigatory, remedial or corrective actions pursuant to Environmental Laws (except for reclamation obligations under any Permit) or (iii) impose upon Alpha, Parent, the Surviving Entity or any of their respective Affiliates any other material Liabilities pursuant to Environmental Laws, including without limitation, any Environmental Laws relating to onsite or offsite Releases or threatened Releases of Hazardous Substances or imposing Liability for personal injury, property damage or natural resource damage.
          (k) The operation of the coal mining and processing operations and the state of reclamation with respect to the Permits and Inactive Permits is in substantial compliance with all applicable mining, Reclamation Laws, Health and Safety Requirements and all other applicable Laws and in accordance with approved reclamation plans.
     5.13 Taxes.
          (a) The Company has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. The Company has not received any notice of any claim by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) The Company has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
          (c) The Company has not received notice from the IRS or any other authority of such entity’s intention to assess any additional Taxes for any period for which Tax Returns have been filed. There is no material dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any Shareholder has Knowledge based upon personal contact with any agent of such authority. Section 5.13(c) of the Disclosure Schedule lists all federal, state, local and foreign Tax Returns filed by the Company for taxable periods ended after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Alpha correct and complete copies of all federal Tax Returns filed by the Company, and all examination reports and statements of deficiencies assessed against or agreed to by the Company, since December 31, 2001. The Company has complied with all material Laws regarding Taxes, including those governing retention of records.
          (d) No Tax Return of the Company is currently under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company. Each deficiency resulting from any audit or examination relating to Taxes by any taxing Governmental Authority has been paid. The federal income Tax Returns of the Company have not been examined by and settled with the IRS.
          (e) The Company has no waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency currently in effect.
          (f) The Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).
          (g) The Company has never been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. The Company has disclosed all reportable transactions required pursuant to treasury regulation section 1.6011-4.
          (h) [Reserved]
          (i) The unpaid non-income Taxes of the Company (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.
          (j) The Company will be not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code §481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (k) Section 5.13(k) of the Disclosure Schedule sets forth a description of all transactions with respect to which the Company has received a written opinion of counsel as to its Tax consequences.
          (l) Section 5.13(l) of the Disclosure Schedule sets forth a list of all foreign countries in which the Company has engaged in a trade or business in the past five years, or from which the Company has derived any income.
          (m) The Company has not been a party to a distribution to which §355(d) or (e) of the Code applies.
          (n) The Company has been a validly electing S Corporation within the meaning of Code §§1361 and 1362 at all times during their existence and will be an S Corporation up to and including the Closing Date.
          (o) The Company has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the tax basis in the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S Subsidiary.
     5.14 Intellectual Property. No third party has asserted any interest in the Intellectual Property, nor has any third party alleged that the Company has infringed on any Intellectual Property of any third party. To the Knowledge of Shareholders, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Business as presently conducted.
     5.15 Inventory. The Inventory of the Company, other than its coal Inventory, is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is materially damaged, or defective, subject only to the reserve for Inventory writedown set forth on the face of the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. The Company’s coal Inventory has been produced and maintained consistent with the Company’s past practices, subject to seam variations in the normal course of mining activities, and is merchantable and fit for sale to the Company’s customers consistent with the Company’s past practices.
     5.16 Contracts.

          (a) Section 5.16(a) of the Disclosure Schedule lists and, Shareholders have made available to Parent and Alpha copies of, all written Contracts and commitments, and summaries of oral Contracts and commitments, including all amendments, modifications, waivers and elections applicable thereto (i) providing for receipt or payment, contingent or otherwise of $50,000 or more and which are not terminable on 30 days’ notice; (ii) relating to indebtedness or guarantee obligations of the Company; (iii) affecting the ownership of, leasing of title to, use of any assets of the Company; (iv) relating to union organization or any employment, consulting or severance contracts with any Person; (v) relating to any service contracts or subcontractor relationships; (vi) relating to commission payments, equity grants, equity options, or relationships that deal with sharing of profits, losses, costs or Liabilities; (vii) restricting the ability of the Company to engage in any line of business or to compete with any Person; and (viii) that are otherwise necessary to the operation of the Business and provide for receipt or payment, contingent or otherwise of $50,000 or more, or that are entered into other than in the Ordinary Course of Business (collectively, the “Material Contracts”).
          (b) As to the Company: (i) the Material Contracts are legal, valid and binding, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally), and are in full force and effect; (ii) the Material Contracts will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) the Company has performed all material obligations required to be performed by them to date under the Material Contracts; (iv) neither the Company, nor, to the Knowledge of Shareholders, any other party, is in material default under any material obligation of any such Material Contracts and, to the Knowledge of Shareholders, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification, or acceleration, under any such Material Contracts; and (v) neither the Company, nor, to the Knowledge of Shareholders, any other party, has repudiated any material provision of any of the Material Contracts.
     5.17 Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on their Books and Records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and, to the Knowledge of Shareholders, can be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. Section 5.17 of the Disclosure Schedule sets forth an aging schedule for Receivables shown on the Most Recent Financial Statements. For purposes of this Agreement, “Receivables” means all receivables of the Company reflected in the Financial Statements or on the Books and Records.
     5.18 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or other similar appointment authorizing an agent of the Company to execute Contracts on its behalf.
     5.19 Insurance. Section 5.19 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:
     (i) the name, address, and telephone number of the agent;
     (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;
     (iii) the policy number and the period of coverage;
      (iv) the general description of the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and
     (v) a general description of any retroactive premium adjustments or other loss-sharing arrangements.
With respect to each such insurance policy: (A) the coverage provided by the policy is normal and customary for a company of similar size engaged in the Business; (B) the policy is legal, valid, binding, enforceable and in full force and effect; (C) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (D) neither the Company nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (E) since the date of the policy, no notice of cancellation or non-renewal with respect to the policy has been received by the Company. Such policies are sufficient for compliance with all requirements of law currently applicable to the Company and of all Material Contracts to which the Company is a party except where such requirements have been waived. Section 5.19 of the Disclosure Schedule sets forth a list of all pending claims with respect to all such insurance policies.
     5.20 Litigation.
     (a) Section 5.20 of the Disclosure Schedule sets forth each instance in which the Company (A) is subject to any outstanding Decree or (B) is a party or, to the Knowledge of Shareholders, is threatened to be made a party to any Proceeding of, in, or before any Governmental Authority or before any arbitrator. None of the Proceedings set forth in Section 5.20 of the Disclosure Schedule could result in any Material Adverse Change.
     (b) There are no pending or, to the Knowledge of Shareholders, threatened, claims by or disputes between the Company and, any Persons regarding Mining Activities by the Company or regarding the location of boundary lines, encroachments, mineral rights, subsidence, water quantity or quality, blasting damage, transportation of coal or other materials, nuisances or any other similar matter.

          (c) To the Knowledge of Shareholders, no event has occurred or circumstances exist that is reasonably likely to give rise to or serve as a Basis for the commencement of any Proceeding.
     5.21 Important Customers. Section 5.21 of the Disclosure Schedule sets forth a complete and accurate list of the names of each customer of the Company which accounted for 5% or more of the consolidated gross revenues of the Company during any of the last two fiscal years. The Company has not received written notice of, and is not aware of any Basis for, any material disputes with any of the Persons listed in Section 5.21 of the Disclosure Schedule.
     5.22 Restrictions on Business Activities. Except for this Agreement, there is no agreement, arrangement or Decree binding upon Shareholders, the Company or any Employee, that has or would reasonably be expected to have the effect of prohibiting the conduct of all or a portion of the Business as currently conducted or would reasonably be expected to result in a Material Adverse Effect.
     5.23 Employees.
          (a) The Company is not a party to, bound by, or negotiating with respect to any agreement with any labor union, association or other employee group, nor is any unit of Employees of the Company represented by any labor union or similar association. No labor union or employee organization has been certified or recognized as the collective bargaining representative of any Employees of the Company. There has not been during the five years prior to the date of this Agreement and there is not any existing or, to the Knowledge of Shareholders, any threatened, union organizational campaigns or representation proceedings with respect to any Employees of the Company, nor are there any existing or, to the Knowledge of Shareholders, any threatened labor strikes, work stoppages, slowdowns, grievances, unfair labor practice charges, discrimination charges or labor arbitration proceedings affecting the Company’, their Mining Activities, or deliveries to or shipments from any of their mines or facilities. The Company are and have been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, leaves of absence and wages and hours. None of the current or former Employees, directors or applicants for employment of the Company has a pending or, to Shareholders’ Knowledge, has threatened any claim against the Company. All of Employees of the Company are employed at will, meaning they can quit at any time or be terminated at any time. The Company are and have been in compliance with all Workers Compensation Acts and black lung Laws.
          (b) Section 5.23(b) of the Disclosure Schedule lists all Employees for each of the Company, along with their current status, job title, rate of pay, and years of service.
     5.24 Employee Benefits.
          (a) Section 5.24(a) of the Disclosure Schedule contains a list of all employee benefit plans (as defined in Section 3(3) of ERISA) and all other employee benefit plans, programs, pay practices or arrangements, including each severance pay, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based compensation, death benefit, medical, dental, disability or other group insurance, Code Section 125 “cafeteria” or “flexible” benefit plan, pension, savings, profit-sharing or retirement plan, program, practice or arrangement: (i) under which current or former Employees are entitled to participate by reason of their employment with the Company, or their ERISA Affiliates, whether or not any of the foregoing is funded, whether insured or self-funded, with respect to which the Company is a party or a sponsor or a fiduciary thereof or by which the Company is bound; or (ii) with respect to which the Company may have, as of the Closing Date, any Liability directly or through an ERISA Affiliate (the “Employee Benefit Plans”). Section 5.24(a) of the Disclosure Schedule identifies: (i) each Employee Benefit Plan that is a pension plan (as defined in Section 3(2) of ERISA) (the “Pension Plans”), and denotes those Pension Plans intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”); (ii) each Employee Benefit Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”); and (iii) each Employee Benefit Plan that is a welfare plan (as defined in Section 3(1) of ERISA) (the “Welfare Plans”).
          (b) Each Qualified Plan meets the requirements of a “qualified plan” under Code Section 401(a) and has received, pursuant to a request that accurately described such Qualified Plan, a favorable determination letter from the IRS to the effect that the form of such Qualified Plan satisfies the requirements of Section 401(a) of the Code. To the Knowledge of Shareholder, there are no facts or circumstances that would jeopardize or adversely affect the qualification under Code Section 401(a) of any Qualified Plan. The Company does not maintain and is not required to contribute to or otherwise participate in any plan, program or arrangement subject to Title IV of ERISA.
          (c) As of the Closing Date, full payment to each Employee Benefit Plan of all contributions (including all employer contributions and employee salary reduction contributions) that are required to be made by the Company under ERISA or the Code for any period ending on or before the Closing Date, including contributions that are not yet due as of the Closing Date, have been paid to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums for each Welfare Plan for any period ending on or before the Closing Date, including premiums that are not yet due as of the Closing Date, have been paid or accrued in accordance with the past custom and practice of the Company. As of the latest actuarial determination, no “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Pension Plan. No reportable event within the meaning of Section 4043 of ERISA has occurred in connection with any of the Pension Plans.
          (d) As to the Employee Benefit Plans: (i) each Employee Benefit Plan has been administered substantially in accordance with its terms; (ii) each Employee Benefit Plan and each related trust, insurance contract or fund complies in form and in operation and has been administered substantially in accordance with any applicable provisions of ERISA, the Code and all other Laws; and all reports, returns and other documentation (including Form 5500 Annual Reports and PBGC-1s) that are required to have been filed with the IRS, the United States Department of Labor, the PBGC or any other Governmental Authority have been filed on a timely basis in each instance in which the failure to file such reports, returns and other documents would result in any material Liability to Shareholders; and (iii) other than routine claims for benefits, no Encumbrances, lawsuits or complaints to or by any Person or Governmental Authority have been filed or, to the Knowledge of Shareholders, are contemplated or threatened with respect to the Employee Benefit Plans.
          (e) Neither the Company nor any of its ERISA Affiliates have participated in or contributed to any Multiemployer Plan and neither the Company nor any of its ERISA Affiliates is subject to any Liability related to any Multiemployer Plan. The Company and their Related Persons do not have any Liability under the Coal Act.
          (f) The consummation of the transactions contemplated by this Agreement will not (i) entitle any Person to severance pay or other payments for which Alpha or the Surviving Entity will be liable after the Closing; or (ii) accelerate the time of payment or vesting of, increase the amount of, or satisfy a condition to the compensation due to any Person under any Employee Benefit Plan for which Alpha or the Surviving Entity will be liable after the Closing.
          (g) No prohibited transaction (as such term is defined in Section 406 of ERISA or Section 4975(C) of the Code) has occurred with respect to any Employee Benefit Plan subject to ERISA, other than a transaction subject to an administrative or statutory exemption, with respect to which a Tax, penalty or other amount may reasonably be expected to be imposed on the Company, or any of their ERISA Affiliates.
          (h) Neither the Company, nor any organization with respect to which any the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.
          (i) Each Pension Plan that is not qualified under Code Section 401(a) or 403(a) is exempt from Parts 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA Sections 201(2), 301(a)(3) and 401(a)(1).
          (j) No assets of the Company are allocated to or held in a “rabbi trust” or similar funding vehicle.
          (k) Neither the Company nor any of its ERISA Affiliates has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4121 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or has been terminated (within the meaning of Title IV of ERISA), and, to the Knowledge of Shareholders, no Multiemployer Plan is reasonably expected to be in reorganization, insolvent or terminated.
          (l) No Welfare Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
          (m) The Company is and has been in substantial compliance with COBRA, Section 601 et seq. of ERISA, Section 4908B of the Code, and HIPAA.
          (n) Except to the extent required by COBRA, Section 601 et seq. of ERISA, and Section 4908B of the Code, neither the Company nor any Employee Benefit Plan has any Liability or

obligations to provide any health or welfare benefits to any current or former Employees following the termination of such Employee’s service with the Company.
          (o) The Company has paid or will pay when due any premium or other payment necessary for compliance with all applicable Workers Compensation and black lung Laws with respect to the period prior to the Closing Date, even though the amount of the final payment may be uncertain or unknown until after the Closing Date.
     5.25 Guaranties. Neither the Company nor any of its controlled Affiliates is a guarantor or is otherwise liable for any Liability or obligation (including indebtedness) of any other Person.
     5.26 Reclamation Bonds. Section 5.26 of the Disclosure Schedule contains a list of all bonds, including guaranties, indemnities, letters of credit and other forms of surety, posted by and/or for the benefit of the Company to secure the performance of its reclamation or other Liabilities pursuant to, in connection with or as a condition of, the Permits or Inactive Permits (collectively, the “Bonds”). The Bonds are sufficient to permit the Company to conduct the Mining Activities being conducted by it as of the date of this Agreement and the Closing Date in compliance with Laws then in effect, and are in full force and effect.
     5.27 Permit Blocking. Neither the Company nor any Person “owned or controlled” by any Shareholder or any Person which “owns or controls” the Company has been notified (and there is no Basis to believe that such notification is forthcoming) by the OSM or the agency of any state administering SMCRA or any comparable state Law, that it is: (i) ineligible to receive additional surface mining permits; or (ii) under investigation to determine whether their eligibility to receive such permits should be revoked, i.e. “permit blocked.” As used in this Agreement, the terms “owns or controls” or “owned or controlled” shall be defined as set forth in 30 C.F.R. §773.5.
     5.28 Certain Business Relationships with the Company. No officer, director, manager, stockholder or member of the Company (nor any Affiliate or member of the immediate family of any such Person) (a) has any direct or indirect material ownership interest in any customer, supplier or competitor of the Company or in any Person from whom the Company leases real or personal property or (b) is a party to any contract or transaction with the Company or has any interest in any property used by the Company.
     5.29 Absence of Certain Payments. During the five year period prior to the date of this Agreement, to the Knowledge of Shareholders, neither the Company nor any director, officer, manager, agent, or employee of the Company has directly or indirectly (i) used any of the funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political Parties or campaigns from the funds of the Company; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977 applicable to the Company; (iv) established or maintained any unlawful or unrecorded fund of monies or other assets of the Company; (v) made any false or fictitious entry on the books or records of the Company; or (vi) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, to any Person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company, or to pay for favorable treatment for business secured or for special concessions already obtained for of the Company.
     5.30 Disclosure. The representations and warranties contained in this Article V do not contain any untrue statement of a material fact and are not misleading in any material respect.
ARTICLE VI
PRE-CLOSING COVENANTS OF THE PARTIES
     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:
     6.1 General. Each of the Parties will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VIII). Shareholders will cause the Company to make available to Parent, at reasonable times and in a manner so as not to interfere with the normal business operations of the Company, all documents, maps and other books and records necessary to transfer all Permits to the Surviving Entity in accordance with Law.
     6.2 Notices and Consents.
          (a) The Company will, and Shareholders will cause the Company to: (i) give any notices to third parties, and use its commercially reasonable efforts to obtain any third party consents, waivers, approvals, authorizations, orders, amendments to agreements and estoppel agreements set forth in Section 8.1(e) of the Disclosure Schedule and (ii) make any filings with, and use its commercially reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Section 5.3, and Parent will reasonably cooperate with the Company in connection therewith. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Sections 3.1 and 4.2.
          (b) Without limiting the generality of the foregoing, each of the Parties will (A) file (or use its commercially reasonable efforts to cause its appropriate Affiliates to file) any notification, report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and will use its commercially reasonable efforts to obtain an early termination of the applicable waiting period and (B) make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Each of Parent and Sellers Representative will supply each other with copies of all correspondence, communications, filings, notifications, forms, and related materials filed under the HSR Act (“HSR Materials”) and each Party may suggest reasonable changes to another Party’s HSR Materials prior to filing. The Company, Shareholders, Alpha, Parent and Merger Sub agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such HSR Materials as promptly as possible. The Company, Shareholders, Alpha, Parent and Merger Sub agree to furnish such necessary information and reasonable assistance as such other Party may request in connection with its preparation of HSR Materials.
     6.3 Operation of Business. The Company will not, and Shareholders will not cause or permit the Company to, engage in any practice, take any action or enter into any transaction, outside the Ordinary Course of Business without the prior written consent of Parent, except as anticipated by or necessary for the performance of this Agreement. Without limiting the generality of the foregoing, Shareholders will not cause or permit the Company, except as anticipated by or necessary for the performance of this Agreement, to (i) declare, set aside, or pay any dividend or make any distribution with respect to its Equity Interests or redeem, purchase or otherwise acquire any of its Equity Interests, (ii) make any capital expenditure (or series of related capital expenditures) either involving more than $1,000,000 or not otherwise included in the Company’s capital expenditure budget which has been made available to Parent, (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 5.9 without the prior written consent of Alpha, Parent and Merger Sub, or as contemplated on Section 6.3 of the Disclosure Schedule, or (iv) except as provided for in Section 11.1, terminate the employment of a total of more than 10 Employees at any single site of employment in the Business within the 90 day period prior and including to the Closing Date.
     6.4 Preservation of Business. Except as anticipated by or necessary for the performance of this Agreement, the Company will, and Shareholders will cause the Company to, keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and goodwill and relationships with lessors, licensors, suppliers, customers, employees, Governmental Authorities and any other Person having a relationship with the Company. Shareholders will cause each of the Company to comply in all material respects with all applicable Laws and all orders of any Governmental Authority.
     6.5 Full Access. The Company will, and Shareholders will cause the Company to, permit representatives of Parent and Merger Sub to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company for the purpose of enabling Parent to conduct its due diligence and acquisition audit of the Company, including but not limited to environmental, reserve, legal, regulatory compliance, financial (including projections), tax and accounting reviews of the Company. Without limiting the foregoing, each Shareholder will, and will cause each of the Company to (a) assemble and make available requested or relevant books, records and data, (b) permit Parent and its employees and consultants to make physical inspections of the mines, coal properties and offices related to the Company at all reasonable times, (c) provide Parent and its employees and consultants with access to management of the Company to review mine plans, financial and operating projections, environmental matters, permits and coal reserves, (d) cooperate with Parent’s other reasonable due diligence requests and (e) permit Parent and its employees and consultants to conduct additional diamond drilling for the purpose of estimating the coal reserves of the Company (with such drilling to be in locations mutually agreed to by Sellers Representative and Parent and such related expense to be paid 50% by Shareholders and 50% by an Alpha Entity).
     6.6 Notice of Developments.

          (a) Between the date of this Agreement and the Closing Date, Shareholders shall give prompt written notice to Parent if any of them has Knowledge of any development causing a breach of any of the representations and warranties in Article III and Article V. Between the date of this Agreement and the Closing Date, Parent shall give prompt written notice to the Shareholders if it has Knowledge of any material adverse development causing a breach of the representations and warranties in Article IV. No disclosure by any Party pursuant to this Section 6.6, however, shall be deemed to amend or supplement Annex I, Annex II or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, except to the extent set forth in this Section 6.6.
          (b) Between the date of this Agreement and the Closing Date, Parent shall give prompt written notice to Shareholders if it has Knowledge of a breach of any of the representations and warranties of Shareholders as of the date of this Agreement, or if Parent has Knowledge of the occurrence after the date of this Agreement of a breach of any such representation or warranty. During the same period, Parent shall promptly notify Shareholders if it has Knowledge of any breach of any covenant of Shareholders in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.
          (c) Between the date of this Agreement and the Closing Date, Shareholders shall give prompt written notice to Parent if any of them has Knowledge of a breach of any of the representations and warranties of Shareholders as of the date of this Agreement, or if any of Shareholders has Knowledge of the occurrence after the date of this Agreement of a breach of any such representation or warranty. During the same period, Shareholders shall promptly notify Parent if any of them has Knowledge of any breach of any covenant of Shareholders in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.
          (d) Upon delivery of any such notice by Parent to Shareholders or by Shareholders to Parent, in each case with respect to a breach by Shareholders of any representation, warranty or covenant contained in this Agreement, Shareholders shall elect to (1) cure such breach (if curable) to the reasonable satisfaction of Parent, acting in good faith, by the Closing Date, or (2) reduce the Merger Consideration by the estimated cost of curing, or otherwise compensating Parent for the Adverse Consequences of, such breach, as determined jointly by Parent and Shareholders, in their good faith reasonable discretion, or (3) take no action, and, whether Shareholders elect the action specified in clauses (1) or (2) or (3) above, Parent shall be obligated to consummate the transactions contemplated by this Agreement except as otherwise provided in this paragraph (d). If Shareholders elect the action specified in clause (3) above and the Closing occurs, Parent shall have all rights to indemnification pursuant to the Indemnification Agreement (subject to the limitations set forth therein) in respect of such breach. If Shareholders elect the action specified in clause (2) above, and Parent and Shareholders are unable to agree upon the estimated cost of curing, or otherwise compensating Parent for the Adverse Consequences of, such breach within three Business Days, the estimated cost of curing such breach shall be determined by a mutually agreed upon Person experienced in the area at issue. Notwithstanding anything to the contrary contained in this Section 6.6(d), if the information set forth in any notice contemplated by this paragraph (d) or the aggregation of all matters covered in notices contemplated by this paragraph (d) exceed or are expected to exceed $3.0 million (such matters, a “Substantial Shareholder Matter”), Shareholders shall have the right to terminate this Agreement by providing written notice of such election to Parent, if after good faith negotiation during the period of 10 days after delivery of such notice, the parties are unable to reach agreement with respect to resolution of the Substantial Shareholder Matter.
          (e) Upon delivery of any such notice by Parent to Shareholders or by Shareholders to Parent, in each case with respect to a breach by Parent of any representation, warranty or covenant contained in this Agreement, Parent shall elect to (1) cure such breach (if curable) to the reasonable satisfaction of Shareholders, acting in good faith, by Closing or (2) take no action, and, whether Parent elect the action specified in clauses (1) or (2) above, Shareholders shall be obligated to consummate the transactions contemplated by this Agreement except as otherwise provided in this paragraph (e). If Parent elects the action specified in clause (2) above and the Closing occurs, Shareholders shall have all rights to indemnification pursuant to the Indemnification Agreement (subject to the limitations set forth therein) in respect of such breach. Notwithstanding anything to the contrary contained in this Section 6.6(e), if the information set forth in any notice contemplated by this paragraph (e) or the aggregation of all matters covered in notices contemplated by this paragraph (e) exceed or are expected to exceed $3.0 million (such matters, a “Substantial Alpha Matter”), Parent shall have the right to terminate this Agreement by providing written notice of such election to Shareholders, if after good faith negotiation during the period of 10 days after delivery of such notice, the parties are unable to reach agreement with respect to resolution of the Substantial Alpha Matter.
     6.7 Exclusivity. From the date of this Agreement until the earlier of (a) the Closing Date or (b) the termination of this Agreement, the Company will not, and Shareholders will cause the Company and all Affiliates, officers, directors, agents, advisors, attorneys or other representative of the foregoing (collectively, “Representatives”) not to, directly or indirectly (i) solicit or initiate, or encourage the submission of, proposals or offers relating to; (ii) respond to any submissions, proposals or offers relating to; (iii) engage in any negotiations or discussions with any person relating to; or (iv) otherwise cooperate in any way with any person in connection with, any acquisition, recapitalization, liquidation, dissolution or similar transaction involving all or any portion of the Equity Interests or assets of the Company; provided, however, that the Company and Shareholders may advise any person making any such submission, proposal, offer or other contact that the Company and Shareholders are subject to an exclusivity agreement with an undisclosed party. Should the Company, Shareholders or any Representatives receive any inquiry, proposal or offer to enter into any transaction of the type referred to in clauses (i) through (iv) above, the Company Shareholders agree to promptly inform Parent and Merger Sub of any such inquiry, proposal or offer, the identity of the person making same, and the terms and conditions of same. Shareholders will not vote their Equity Interests of the Company in favor of and will vote against any such acquisition structured as a merger, consolidation, share exchange or transfer of all or substantially all of the assets of the Company. Without the prior written consent of Parent and Merger Sub, from the date of this Agreement until the termination of this Agreement, Shareholders will not, and will cause the Company not to, sell, assign, encumber, hypothecate, pledge, convey in trust, gift, transfer by bequest, devise or descent, or otherwise transfer or dispose of in any way, whether voluntary or by operation of law, directly or indirectly, any Equity Interests or other securities (debt or equity) or assets of the Company, other than to complete the Merger at the Closing pursuant to the terms of this Agreement.

     6.8 Financial Statement Delivery.
          (a) Prior to the Closing Date, the Company will, and Shareholders will cause the Company to prepare audited combined financial statements of the Business for the fiscal years ended December 31, 2004, 2003 and 2002, prepared in accordance with GAAP and with Regulations S-K and S-X promulgated by the SEC and audited in accordance with standards generally accepted in the United States of America by a “Big Four” auditing firm reasonably acceptable to Parent. Parent shall pay, or cause to be paid, 50% and Shareholders shall pay 50% of the fees and expenses of such audits.
          (b) The Company will, and Shareholders will cause the Company to, furnish, or cause to be furnished to Parent, its accountants and auditors, upon request of Parent and as promptly as practicable (with any related out-of-pocket costs being for the account of Shareholders), such information and assistance of the auditors previously engaged by the Company as is reasonably necessary for the financial statements referred to in the previous paragraph.
     6.9 Actions Prior to Closing Related to Bonds and Insurance.
          (a) At or prior to the Closing Date, Parent shall deliver a letter to Sellers Representative from a bonding company that Parent has available the bonding capacity to replace the bonds required when the Permits are transferred.
          (b) At or prior to the Closing Date, Parent shall deliver to Sellers Representative: (i) a Certificate of Good Standing for self-insured status or evidence of insurance coverage with respect to the Surviving Entity’s Parent’s Liabilities for workers’ compensation and federal black lung benefits that arise out of employment by the Surviving Entity or any of its Affiliates of Retained Employees on and after the Closing Date, to the extent and in the amounts provided in applicable Laws; and (ii) certification from the Department of Labor of approval of self-insured status in the event the Surviving Entity is to be self-insured for federal black lung claim liability.
          (c) Parent will use its commercially reasonable efforts, in good faith, to procure by the Closing Date the release of personal guarantees by Don Nicewonder given for the benefit of Travelers Casualty & Surety Company of America; provided, however, that Parent shall in no event be required to “double bond” to procure such release.
     6.10 Retained Debt. On or before the Closing Date, Shareholders shall (a) (i) cause the Retained Debt (and all related notes, loan agreements, security agreements and related documents) to be assigned or otherwise transferred to a Shareholder or a third party designated by Shareholders (other than the Company) or (ii) cause the Retained Debt to be fully paid and satisfied (including all accrued interest, prepayment penalties, early termination fees or other obligations), and (b) cause (i) all security interests in the collateral securing any of the Retained Debt and all related deeds of trust, as the same relates to the Company, to be released and terminated and (ii) all related UCC financing statements to be terminated.

     6.11 Waiver of Appraisal Rights. Each of the Shareholders hereby (a) acknowledges that he or she has been informed that appraisal rights are available with respect to the Merger, (b) acknowledges receipt of (i) a copy of Article 13 of the West Virginia Law, describing such rights, and (ii) copies of the Certificate of Formation and Limited Liability Company Agreement of Merger Sub; and (c) waives and relinquishes any appraisal rights he or she otherwise would have had with respect to the Merger under Article 13 of the West Virginia Law.
ARTICLE VII
POST-CLOSING COVENANTS OF THE PARTIES
     The Parties agree as follows with respect to the period following the Closing:
     7.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under the Indemnification Agreement). Shareholders acknowledge and agree that from and after the Closing the Surviving Entity will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company, and upon reasonable advance notice by Sellers Representative to Parent, Parent will provide Sellers Representative reasonable access to such information for appropriate business purposes. Parent acknowledges and agrees, that from and after the Closing, Shareholders will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data relating to their interest in the Company Shares, and upon reasonable advance notice by Parent to Sellers Representative, Shareholders will provide Parent reasonable access to such information for appropriate business purposes..
     7.2 Transition. Shareholders will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Surviving Entity after the Closing as it maintained with the Company prior to the Closing.
     7.3 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Proceeding in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Alpha, Parent, any Shareholder, the Company, the Surviving Entity or the Business, each of the other Parties will cooperate with the contesting or defending Party and its or his counsel in the contest, make available their personnel and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under the Indemnification Agreement).
     7.4 Confidentiality. Each Shareholder will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this

Agreement, and deliver promptly to Parent or destroy, at the request and option of Parent, all tangible embodiments (and all copies) of the Confidential Information which are in his, her or its possession. In the event that any of Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Shareholder will notify Parent promptly of the request or requirement so that Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 7.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of Shareholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Shareholder shall use his or her reasonable best efforts to obtain, at the reasonable request of Parent, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Parent shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.
     7.5 [Reserved]
     7.6 Permits; Replacement Bonds; Insurance and Guarantees; Other Filings.
          (a) Promptly following the Closing Date: (i) Parent shall deliver to Sellers Representative a copy of the filing that is necessary to cause the applicable Governmental Authority to transfer any one of the Permits (the “Initial Filing”) to the designated Subsidiary of Parent in accordance with Law, in a form that satisfies all requirements of the applicable Governmental Authority; and (ii) following approval by Sellers Representative (not to be unreasonably withheld), Parent shall cause the Initial Filing to be filed with the appropriate Governmental Authority. As of the Closing Date and thereafter, Shareholders will, without further consideration, cooperate to the maximum extent possible with Parent, including the execution of such documents and instruments as may reasonably be deemed necessary or desirable to cause Parent or its Subsidiary to: (i) be allowed to operate on the Permits; and (ii) to receive transfer of such Permit or to become the successor thereto as the Governmental Authority may require.
          (b) Promptly following the Closing Date through the application of commercially reasonable efforts until the actual transfer of the Permits by the Governmental Authorities, Parent shall cause all other filings other than the Initial Filing to be made with the appropriate Governmental Authorities necessary to transfer the Permits to the designated Subsidiaries of Parent in accordance with Law and thereafter, as required by Law, shall post replacement bonds.
          (c) Following the Closing Date, each Shareholder shall cause each Permit that is in its name to be retained in its name, until the applicable Governmental Authority transfers the Permits to Parent. Parent may rely on any related bonds held or guaranteed by any Shareholder or the Company. Parent shall use commercially reasonable efforts to accomplish the transfer of the Permits to Parent as soon as possible after the Closing; provided that if such Permits are not transferred by the first anniversary of the Closing Date Parent will post or cause to be posted for the benefit the affected Shareholders collateral of a value reasonably equivalent to bonds held or guaranteed by the affected Shareholders (or such other amount agreed to in good faith by the Parties).

          (d) Immediately upon the Closing Date and to the extent allowed by and in accordance with applicable Law, Shareholders shall grant or cause to be granted to Parent the right to conduct Mining Activities on the Company’s properties under each of the Permits; including, without limitation, Shareholders’ designation of Parent or Parent’s Subsidiaries as an “operator” under the Permits. Parent shall prepare all operator change forms or revisions required by any applicable Governmental Authority for each of the Permits, designating one of Parent’s Subsidiaries as “operator,” and each applicable Shareholder agrees to approve and sign such operator change forms or revisions at or immediately after the Closing; provided, however, that Parent shall seek the consent of each applicable Shareholder for any Permit revisions, which consent shall not be unreasonably withheld.
          (e) If Shareholders receive a notice of violation under any of the Permits following the Closing Date but before the transfer of the Permit to Parent, Shareholders will give Parent prompt notice thereof. If Shareholders reasonably determine after consultation with Parent that Parent will not cause such violation to be cured in a timely fashion, Shareholders shall have the right after reasonable prior written notice to Parent, to cure, or cause to be cured, such violation itself and be reimbursed by Parent for curing such violation.
          (f) As soon as is reasonably practicable after the Closing Date Parent shall have: (i) for purposes other than the Permits, secured replacement sureties, guarantees or other financial security, if applicable, to all financial commitments, guarantees, collateral agreements or similar undertakings listed in Section 7.6(f) of the Disclosure Schedule and shall have obtained the release of all obligations of Shareholders and their Affiliates, officers, directors, members, managers and shareholders therefrom; and (ii) obtained property and liability insurance customary for a company that is engaged in the Business.
     7.7 Financial Statement Assistance.
          (a) Shareholders shall furnish, or cause to be furnished to Alpha, its accountants and auditors, upon request of Parent and as promptly as practicable (with any related out-of-pocket costs being for the account of Shareholders), such information and assistance of Shareholders and the auditors previously engaged by the Company as is reasonably necessary for Alpha to prepare unaudited combined interim financial statements of the Business for the interim periods from (i) January 1, 2004 to June 30, 2004 and (ii) January 1, 2005 to June 30, 2005 prepared in accordance with GAAP and with Regulations S-K and S-X promulgated by the SEC, applied consistently with past practices throughout the periods covered and in a manner consistent with the significant accounting policies disclosed in the footnotes to the audited financial statements of each Company as of the Most Recent Fiscal Year End.
          (b) With respect to any registration statement or other filings with the SEC that Alpha or its Affiliates shall determine to make in the future, Shareholders shall use commercially reasonable efforts with the out of pocket costs for which being for the account of Parent to timely furnish, or cause to be timely furnished to Parent, its accountants and auditors, upon request of Parent, the following: (i) consents of the Company’s independent public accountants with respect to the audited financial statements as required by SEC Regulations S-K and S-X, (ii) such information, assistance and cooperation (including information, assistance and cooperation from the Company’s independent auditors) as is reasonably necessary for Alpha to: (A) address and resolve any SEC comments related to the such financial statements (including any required modification of such financial statements or footnotes thereto) and (B) prepare any MD&A Disclosure related to such financial statements required in connection with a filing with the SEC and address and resolve any SEC comments related to such MD&A Disclosure (including any required modification to such MD&A Disclosure), (iii) such information, assistance and cooperation reasonably necessary for Alpha to prepare any unaudited pro forma balance sheets or income statements required to be included in any such registration statement or other SEC filing and (iv) such information, assistance and cooperation reasonably necessary for Alpha to accumulate five years of historical unaudited financial information of the Company for inclusion in any such registration statement or other filing with the SEC.
          (c) Shareholders shall reasonably cooperate with Alpha, its accountants and auditors in the conduct of the actions described in the preceding paragraph and shall allow Alpha, its accountants and auditors to have access at all reasonable times and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of Shareholders, to all premises, properties, books, records, contracts, and documents of or pertaining to the audit of such financial statements. In addition, Shareholders will provide access to Shareholders’ employees, including, without limitation, making employees available to provide additional information and explanation of any materials reviewed by Alpha, its accountants and auditors; provided, however, Alpha’s use of such employees shall not unreasonably interfere with such employee’s duties to his or her employer.
          (d) For avoidance of doubt, Shareholders’ provision of assistance of its employees in accordance with this Section 7.7 shall not include any obligation to retain any of its existing employees; provided that Shareholders shall, if reasonably possible, secure the services of such employees or contractors as are necessary to discharge Shareholders’ obligations under this Section 7.7.
     7.8 Financing. Shareholders shall make available to Alpha and Parent such information about the Company as Alpha and Parent may reasonably require in connection with any of Alpha’s or Parent’s financing requirements promptly after receipt by Shareholders of a written request for such information.
     7.9 Alpha Shares. Each Alpha Share issued to a Shareholder pursuant to this Agreement will be imprinted with a legend substantially in the following form:
     “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE

PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
     “THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF CERTAIN OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AGREEMENT AND PLAN OF MERGER BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND OTHERS AND A CERTAIN STOCKHOLDER AGREEMENT BY AND AMONG, THE STOCKHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF SHARES OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”
     Each Shareholder desiring to transfer Alpha Shares first must furnish Alpha with (i) a written opinion reasonably satisfactory to Alpha in form and substance from counsel reasonably satisfactory to Alpha by reason of experience to the effect that the holder may transfer the Alpha Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Alpha in form and substance agreeing to be bound by the recoupment provisions and the restrictions on transfer contained in this Agreement.
     7.10 Authorization for Shares. Prior to the Closing, Alpha shall have taken all action necessary to permit it to issue the number of Alpha Shares required to be issued to Shareholders pursuant to this Agreement.
ARTICLE VIII
CONDITIONS PRECEDENT
     8.1 Conditions to Obligation of Alpha, Parent and Merger Sub. The obligation of Alpha, Parent and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (a) all of the representations and warranties of the Company and Shareholders set forth in this Agreement or in any Exhibit, Annex, Schedule or document delivered pursuant hereto (other than breaches of representations and warranties dealt with prior to Closing pursuant to Section 6.6), without regard to any qualification or limitation with respect to materiality (whether by reference to “Material Adverse Effect” or otherwise), shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing unless the aggregate failure of such representations or warranties to be true and correct does not have a Material Adverse Effect; provided that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct in all respects as of such date;
          (b) the Company and Shareholders shall have performed and complied with all of their covenants under this Agreement in all material respects through the Closing;

          (c) Alpha, Parent and Merger Sub shall have procured the consents referred to in Section 4.3 of Annex I;
          (d) no Proceeding shall be pending or threatened before any Governmental Authority or before any arbitrator wherein an unfavorable Decree would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect materially and adversely the right of Alpha or its Affiliates to own or control the Company, or (D) affect materially and adversely the right of Alpha or its Affiliates to own their assets or to operate the Business (and no such Decree shall be in effect);
          (e) the Company and Shareholders shall have delivered, at their sole expense, to Parent evidence satisfactory to Parent that all consents, waivers, approvals, authorizations, orders, amendments to agreements and estoppel agreements set forth in Section 8.1(e) of the Disclosure Schedule to be obtained from any Governmental Authorities or other Persons, and all filings required to be made with any Governmental Authorities or other Persons by Shareholders or the Company, other than with respect to the Permits, for the consummation of the transactions contemplated by this Agreement, including, without limitation all required approvals, clearance or decisions under the HSR Act, shall have been obtained, made or entered into (such expense and delivery obligations to be borne by Shareholders with respect to consents, waivers, approvals, authorizations, orders, amendments to agreements, estoppel agreements and filings required with respect to the Company);
          (f) between the date of this Agreement and the Closing Date, no Material Adverse Change regarding the Business or the Company taken as a whole shall have occurred;
          (g) Shareholders shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Section 8.1(a)-(f) are satisfied in all respects;
          (h) Alpha, Parent, Shareholders and the Escrow Agent shall have entered into the Escrow Agreement dated as of the Closing Date;
          (i) Parent shall have obtained on terms and conditions reasonably satisfactory to it the consent of Parent’s bonding agent to satisfy all bonding requirements to conduct the Business after the Closing Date;
          (j) the satisfactory completion of all business, legal, sales, environmental, title, accounting and other due diligence by Parent’s funding and bonding sources and their representatives and agents;
          (k) except as set forth on Section 2.7 of the Disclosure Schedule, all contracts, agreements or arrangements between, among or otherwise involving the Business and a Shareholder or any Affiliate of a Shareholder (including the Company) shall have been terminated on or prior to the Closing Date, and the Company shall have no Liability to Shareholders or any of their Affiliates thereunder;
          (l) Parent shall have received the consent of its lenders to this Agreement and the completion of the transactions contemplated by this Agreement;
          (m) Parent shall have received from counsel to Shareholders one or more opinions in form and substance as set forth in Exhibit F attached to this Agreement, addressed to Parent, and dated as of the Closing Date;
          (n) Shareholders and the other parties thereto shall have entered into an Amended & Restated Stockholders Agreement in the form of Exhibit G;
          (o) [reserved];
          (p) substantially all of the Company’s Employees shall be available for hiring or retention by Parent, in its sole discretion, on and as of the Closing Date;
          (q) Shareholders shall have delivered the financial statements required pursuant to Section 6.8;
          (r) Parent shall have determined that the Company’s estimated coal resources that have been previously reported by Shareholders during Parent’s due diligence, satisfy the definition of “Reserves” as set forth in the SEC Industry Guide 7 and the United States Geological Survey;
          (s) no union organizational campaigns, representation proceedings, labor strikes, work stoppages, slowdowns, or labor arbitration proceedings affecting the Company’s assets or Mining Activities at or deliveries to any mine or other facility of the Company shall be pending or threatened;
          (t) all other transactions pursuant to which Alpha, Parent or any of their Affiliates acquire assets or operations related to the Business shall have been consummated prior to or simultaneously with the transactions contemplated by this Agreement;
          (u) Shareholders shall have delivered, at their sole expense, to Parent evidence satisfactory to Parent that (a) (i) the Retained Debt (and all related notes, loan agreements, security agreements and related documents) has been assigned or otherwise transferred to a Shareholder or a third party designated by Shareholders (other than the Company) or (ii) the Retained Debt has been fully paid and satisfied (including all accrued interest, prepayment penalties, early termination fees or other obligations), and (b) (i) all security interests in the collateral securing the Retained Debt and all related deeds of trust, as the same relates to the Company, has been released and terminated, (ii) all related UCC financing statements have been terminated and (iii) all other deeds of trust and other security documents that relate to the Company and its assets have been released;
          (v) neither the Company nor any Person “owned or controlled” by any Shareholder, the Company or any Person which “owns or controls” the Company is “permit blocked” or has received notice from the OSM or the agency of any state administering SMCRA or any comparable state Law, that it is: (i) ineligible to receive additional surface mining permits; or (ii) under investigation to determine whether their eligibility to receive such permits should be revoked, i.e. “permit blocked”;

          (w) the Company shall have entered into definitive agreements with Arch Coal Sales Company, Inc., as agent for Mingo Logan Coal Company, on the terms described in the Memorandum of Understanding set forth in Section 8.1(w) of the Disclosure Schedule, and on other commercially reasonable terms reasonably satisfactory to Parent;
          (x) the completion of all actions necessary to make the corporate minute books and other corporate records of the Company current, accurate and complete, in all material respects, to the reasonable satisfaction of Parent; and
          (y) all actions to be taken by Shareholders in connection with consummation of the transactions contemplated by this Agreement and all certificates, assignments, opinions, transfer instruments, and other documents required to effect the transactions contemplated by this Agreement, will be reasonably satisfactory in form and substance to Parent and its counsel and shall be delivered to Parent at Shareholders’ sole cost and expense.
Alpha or Parent, as appropriate may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.
     8.2 Conditions to Obligation of Shareholders. The obligation of Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:
          (a) all of the representations and warranties of Alpha, Parent and Merger Sub set forth in this Agreement or in any Exhibit, Annex, Schedule or document delivered pursuant hereto(other than breaches of representations and warranties dealt with prior to Closing pursuant to Section 6.6), without regard to any qualification or limitation with respect to materiality (whether by reference to “Material Adverse Effect” or otherwise), shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing unless the aggregate failure of such representations or warranties to be true and correct does not have a Material Adverse Effect; provided that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct in all respects as of such date;
          (b) Alpha, Parent or Merger Sub, as appropriate, shall have performed and complied with all of its covenants under this Agreement in all material respects through the Closing;
          (c) no Proceeding shall be pending or threatened before any Governmental Authority or before any arbitrator wherein an unfavorable Decree would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Alpha or its Affiliates to own or control the Company, or (D) affect adversely the right of Alpha or its Affiliates to own their assets or to operate the Business (and no such Decree shall be in effect);
          (d) Alpha or Parent Sub, as appropriate shall have delivered to Shareholders a certificate to the effect that each of the conditions specified above in Section 8.2(a)-(c) is satisfied in all respects;
          (e) Alpha or Parent, as appropriate, shall have delivered, at its sole expense, to Sellers Representative evidence satisfactory to Sellers Representative that all consents, waivers, approvals, authorizations or orders required to be obtained from any Governmental Authorities or other Persons, and all filings required to be made with any Governmental Authorities or other Persons, by Alpha, Parent or Merger Sub, as appropriate, for the consummation by it of the transactions contemplated by this Agreement, including, without limitation all required approvals, clearance or decisions under the HSR Act, shall have been obtained and made;
          (f) all other transactions pursuant to which Alpha, Parent or any of its Affiliates acquire assets or operations related to the Business shall have been consummated prior to or simultaneously with the transactions contemplated by this Agreement;
          (g) Alpha, Parent, Shareholders and the Escrow Agent shall have entered into the Escrow Agreement dated as of the Closing Date;
          (h) Alpha and the other parties thereto shall have entered into an Amended & Restated Stockholders Agreement in the form of Exhibit G; and
          (i) all actions to be taken by Alpha, Parent or Merger Sub in connection with consummation of the transactions contemplated by this Agreement and all certificates, assignments, opinions, transfer instruments, and other documents required to effect the transactions contemplated by this Agreement will be reasonably satisfactory in form and substance to Shareholders and counsel for Shareholders.
Sellers Representative may waive any condition specified in this Section 8.2 on behalf of Shareholders, if he execute a writing so stating at or prior to the Closing.
ARTICLE IX
[RESERVED]
ARTICLE X
CERTAIN TAX MATTERS
     10.1 Post-Closing Tax Returns. Alpha shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Surviving Entity for any Post-Closing Period (“Post-Closing Tax Returns”). Alpha shall pay or shall cause to be paid any Taxes due with respect to such Post-Closing Tax Returns and Alpha shall be entitled to receive any refunds of Taxes with respect to such Post-Closing Tax Returns.
     10.2 Pre-Closing Tax Returns. Shareholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for any Pre-Closing Period (“Pre-Closing Tax Returns”). Sellers Representative shall provide to Alpha at least 15 days prior to the due date for filing such Pre-Closing Tax Return (including any extension) a draft of the Pre-Closing Tax Returns that it plans to file. Alpha shall have the right to review such Pre-Closing Tax Returns and to suggest to Sellers Representative any reasonable changes to such Pre-Closing Tax Returns no later than 5 days prior to the date for the filing of such Pre-Closing Tax Returns. Shareholders and Alpha agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Pre-Closing Tax Returns as promptly as possible. Shareholders shall pay (or cause to be paid) any Taxes due with respect to such Pre-Closing Tax Returns and Shareholders shall be entitled to receive any refunds, including but not limited to federal black lung excise tax refunds, with respect to such Pre-Closing Tax Returns.
     10.3 Straddle Periods. Alpha shall be responsible for Taxes shown as due, or entitled to any refunds, on the Straddle Returns of the Surviving Entity in respect of the portion of any Straddle Period commencing after the Closing Date. Shareholders shall be responsible for Taxes shown as due, or entitled to any refunds, on Straddle Returns of the Company relating to the portion of any Straddle Period ending on the Closing Date. With respect to any Straddle Period, to the extent permitted by applicable Law, Shareholders or Alpha shall elect to treat the Closing Date as the last day of the Tax period. If applicable Law will not permit the Closing Date to be the last day of a period, then (a) real or personal property Taxes of the Company/Surviving Entity shall be allocated based on the number of days in the partial period before and after the Closing Date, (b) in the case of all other Taxes based on or in respect of income, the Tax shall be computed on the basis of the taxable income or loss of the Company/Surviving Entity for each partial period as determined from their books and records, and (c) in the case of all other Taxes, the Tax shall be computed on the basis of the actual activities or attributes of the Company/Surviving Entity for each partial period as determined from its Books and Records.
     10.4 Straddle Returns. Alpha shall prepare or cause to be prepared and file or cause to be filed all Straddle Returns of the Surviving Entity. Alpha shall pay all fees and expenses incurred to prepare and file such Straddle Returns. With respect to any Straddle Return, Alpha shall deliver, at least 30 days prior to the due date for filing such Straddle Return (including any extension) to Sellers Representative a statement setting forth the amount of Tax that Shareholders owe, including the allocation of taxable income and Taxes under Section 10.3, and copies of such Straddle Return. Sellers Representative shall have the right to review such Straddle Returns and the allocation of taxable income and Liability for Taxes and to suggest to Alpha any reasonable changes to such Straddle Returns no later than 15 days prior to the date for the filing of such Straddle Returns. Sellers Representative and Alpha agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and Liability for Taxes and mutually to consent to the filing by Alpha as promptly as possible of such Straddle Returns. Not later than 5 days before the due date for the payment of Taxes with respect to such Straddle Returns, Shareholders shall pay or cause to be paid to Alpha an amount equal to the Taxes as agreed to by Alpha and Shareholders as being owed by Shareholders. If Alpha and Sellers Representative cannot agree on the amount of Taxes owed by Shareholders with respect to a Straddle Return, Shareholders shall pay to Alpha the amount of Taxes reasonably determined by Sellers Representative to be owed by Shareholders. Within ten days after such payment, Sellers Representative and Alpha shall refer the matter to the Neutral Auditor to arbitrate the dispute. The Neutral Auditor shall arbitrate the dispute and its determination as to any issue in dispute shall be concluded within 20 days of such referral by Sellers Representative and Alpha. Such determination shall be binding on Shareholders and Alpha and shall be enforceable in a court of competent jurisdiction. All costs of the dispute resolution process contemplated by this Section 10.4 (including, without limitation, the Neutral Auditor’s fees, but exclusive of attorneys’ fees) shall be borne by the Party who is the least successful in such process, which shall be determined by comparing (i) the estimate asserted by each Party regarding the amount of such Tax to (ii) the final decision of the Neutral Auditor of such amount. Within five days after the determination by the Neutral Auditor, if necessary, the appropriate Party shall pay the other Party any amount which is determined by the Neutral Auditor to be owed.
     10.5 Claims for Refund. Alpha shall cooperate with Sellers in the filing of any claim for refund of Taxes with respect to the Company for whole or partial taxable periods ending on or before the Closing Date. Any such refund which is for taxable periods ending on or prior to the Closing Date and which is received by Alpha or the Surviving Entity after the Closing Date shall be promptly paid to Shareholders in accordance with Section 10.12. Alpha shall not, and shall cause the Surviving Entity and any of its Affiliates not, to file any claim for refund of Taxes with respect to the Company for whole or partial taxable periods on or before the Closing Date, without the consent of Shareholders, which consent shall not be unreasonably withheld.
     10.6 Cooperation on Tax Matters.
          (a) Alpha and Shareholders shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns pursuant to this Article X and any audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Shareholders shall (i) retain all their books and records with respect to Tax matters relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Alpha, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give Alpha reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Alpha so requests, Shareholders shall allow Alpha to take possession of such books and records.
          (b) Alpha and Shareholders further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).
     10.7 [Reserved]
     10.8 Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, Tax audits, Tax claims and Tax litigation, or as required by Law.
     10.9 Audits. Shareholders and Alpha shall provide prompt written notice to the others of any pending or threatened Tax audit, assessment or Proceeding that it becomes aware of related to the Company or the Surviving Entity for whole or partial periods for which it may be indemnified by the other Party under the Indemnification Agreement. Such notice shall contain factual information (to the extent known) describing the asserted tax Liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an indemnified party has knowledge of an asserted tax Liability with respect to a matter for which it may be indemnified under the Indemnification Agreement and such party fails to give the indemnifying party prompt notice of such asserted tax Liability, then (a) if the indemnifying party is precluded by the failure to give prompt notice from contesting the asserted tax Liability in any forum, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted tax Liability, and (b) if the indemnifying party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to its obligation to indemnify the indemnified party under the Indemnification Agreement shall be reduced by the amount of such detriment, provided, the indemnified party shall nevertheless be entitled to full indemnification under the Indemnification Agreement to the extent, and only to the extent, that such party can establish that the indemnifying party was not prejudiced by such failure. The allocation of taxes provided in this Article X, and any indemnification related to tax audit adjustments, shall be netted against any related tax benefits accruing to the other party for any other periods, as a result of such tax adjustment. Section 10.10 shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of the Indemnification Agreement.
     10.10 Control of Proceedings. The party responsible for the Tax (or refunds) under this Agreement shall control audits and disputes related to such Taxes (or refunds), including action taken to pay, compromise or settle such Taxes. Shareholders and Alpha shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods. Reasonable out of pocket expenses with respect to such contests shall be borne by Shareholders and Alpha in proportion to their responsibility for such Taxes (or refunds) as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling party shall be afforded a reasonable opportunity to participate in such Proceedings at its own expense.
     10.11 Powers of Attorney. The Parties shall provide each other with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file returns they are responsible for under this Agreement, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 10.9 (including any refund claims which lead to audits or disputes).
     10.12 Remittance of Refunds. If Alpha or the Surviving Entity receives a refund of any Taxes attributable to a Pre-Closing Tax Period or the portion of a Straddle Period that Shareholders are responsible for under this Agreement, or if Shareholders or any Affiliate of Shareholders receives a refund of any Taxes attributable to a Post-Closing Tax Period or the portion of a Straddle Period that Alpha is responsible for under this Agreement, the party receiving such refund shall, within 30 days after receipt of such refund, remit it to the party who has responsibility for such Taxes under this Agreement. For the purpose of this Section 10.11, the term “refund” shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.
     10.13 IRS Forms W-2. The Parties agree that pursuant to IRS revenue procedure 2004-53 and revenue ruling 62-60, that only one W-2 per employee for the calendar year 2005 (in the name and FEIN of Merger Sub)will be filed by the Alpha Entities. Such W-2 will include the earnings and withholdings paid by the Company and Merger Sub in 2005. Shareholders will provide to the Alpha Entities in electronic format the appropriate earnings and withholdings information of the Company as soon as practicable prior to Closing.
     10.14 Closing Tax Certificate. At Closing, Sellers Representative shall deliver, or cause each of its selling Affiliates to deliver, to the Company a certificate signed under penalties of perjury (a) stating that no Seller is a foreign corporation, foreign partnership, foreign trust or foreign estate, (b) providing applicable U.S. Employer Identification Number and (c) providing applicable addresses, all pursuant to Section 1445 of the Code. At Closing, Alpha shall deliver to Sellers Representative a statement providing its U.S. Employment Identification Number and its address.
     10.15 Property Taxes. Property Taxes of the Company (including, without limitation, property Taxes payable as a tenant or lessee under any lease, including any reimbursement to any lessor or sub-lessor for any taxes) will be pro-rated as of the Closing Date and, notwithstanding any other provision of this Agreement, the economic burden of any such property Tax will be borne by (i) Shareholders for all Pre-Closing Periods and the portion of any Straddle Period through the Closing Date and (ii) by Alpha for all Post-Closing Periods and the portion of any Straddle Period after the Closing Date. Accordingly, notwithstanding any other provision of this Agreement, (i) if Shareholders paid or pays such a property Tax with respect to a Post-Closing Period or the portion of Straddle Period after the Closing Date, Alpha will reimburse, or cause to be reimbursed, Shareholders within 15 days after receiving from Shareholders written demand for the amount of such property Tax, and (ii) if Alpha or the Surviving Entity pays such a property Tax with respect to a Pre-Closing Period or the portion of a Straddle Period through the Closing Date, Shareholders will reimburse Alpha or the Surviving Company within 15 days after receiving from Alpha written demand for the amount of such property Tax. For purposes of pro-rating property Taxes, the amount of any property Tax attributable to the portion of a Straddle Period through the Closing Date shall be deemed to be the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period through the Closing Date and the denominator of which is the number of days in the entire Straddle Period. In determining the Straddle Period for property Taxes, the Tax period as reflected on the statement of Taxes due, property Tax bill, property “tax ticket,” or any other request for payment from a Governmental Authority will determine the taxable period (e.g., a state property Tax bill that indicates the tax year as 2005 is for a Tax for the taxable period January 1, 2005 through December 31, 2005), other than personal property Taxes in the State of West Virginia where, for example, a property Tax bill that indicates the tax year as 2005 is for a Tax for the taxable period January 1, 2004 through December 31, 2004.
     10.16 S Corporation Status. Shareholders will not revoke, and will cause the Company not to revoke, the Company’s election to be taxed as an S corporation within the meaning of Code §§1361 and 1362. Shareholders will not take or allow any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code §§1361 and 1362.
ARTICLE XI
COVENANTS REGARDING EMPLOYEES
     11.1 Termination. Subject to applicable Laws, and no later than immediately prior to the Closing, the Company shall terminate the employment of all of their Employees who are actively working on behalf of the Business other than the Inactive Employees (the “Terminated Employees”). Shareholders shall provide the Terminated Employees with any wages, vacation pay, severance, or benefits that are due and owing, including those that are due and owing under the applicable Employee Benefit Plan. Shareholders or one of their Affiliates also shall maintain a Welfare Plan after the Closing that shall offer to provide continuation health benefits coverage to the Terminated Employees pursuant to COBRA, Section 601 et seq. of ERISA, and Section 4980B of the Code and shall continue to provide any other required compensation or benefits to any of their current and former Employees who are not Retained Employees.
     11.2 Retained Employees. Immediately following the Closing, Parent, the Surviving Entity or one of their Affiliates shall offer to employ the Terminated Employees who had been actively working for the Company on behalf of the Business (other than those Terminated Employees identified by Parent in Section 11.2 of the Disclosure Schedule) on an at will basis, meaning they can quit or be discharged at any time and for any reason The Employees who are hired or rehired by the Parent, the Surviving Entity or one of their Affiliates shall be referred in this Agreement to as the “Retained Employees” Notwithstanding the foregoing, the Surviving Entity, Parent, and/or their Affiliates shall have the right to set new terms and conditions of employment for the Retained Employees and nothing in this Section 11.2 shall be deemed to require that the employment of any Retained Employee be continued for any specific period of time after the Closing Date.
     11.3 Employee Benefit Plans. On or prior to the Closing Date, Shareholders shall cause the Company to cease sponsoring or participating in all Employee Benefit Plans, and provide evidence satisfactory to Parent to such effect; provided, however, Shareholders may take such actions after the Closing as may be reasonably required to terminate or end the Company’s participation in and the sponsorship of such Employee Benefit Plans. Parent shall provide to Shareholders all necessary information in the possession of Parent and all reasonable assistance and cooperation necessary for Shareholders to perform their obligations under this Section 11.3. Shareholders shall, at Parent’s request, provide or secure any claims or other data Parent, the Surviving Entity or their Affiliates reasonably need to establish or administer the Alpha Benefit Plans.
     11.4 Alpha Benefit Plans. To the extent that the Retained Employees become eligible to participate in any employee benefit plans or programs that Parent, the Surviving Entity or their Affiliates implement on or after the Closing Date (each a “Alpha Benefit Plan”), then for all purposes (including, without limitation, determining eligibility to participate, vesting, early retirement and benefit accrual), service with the Company shall be treated as service under such Alpha Benefit Plan; provided, however, that such service need not be recognized (a) under any Alpha

Benefit Plan which is a qualified defined benefit pension plan or (b) to the extent that such recognition would result in any duplication of benefits, or (c) to the extent the service is beyond the number of years of service that an Alpha Benefit Plan will credit for employment with another employer.
     11.5 WARN Act. Parent, the Surviving Entity or their Affiliates shall make their hiring decisions under Section 11.2 so as to insure that the terminations provided for in Section 11.1 do not constitute a “plant closing” or a “mass layoff” as those terms are defined in the WARN Act.
     11.6. Inactive Employees. Shareholders shall insure that any Inactive Employees are transferred to Shareholders or one of their Affiliates prior to the Closing, unless Shareholders are prevented from transferring such Inactive Employees by Law. Following the Closing, Shareholders or one of their Affiliates shall retain all Liabilities with respect to such Inactive Employees (including any who may still be employed by the Company because they could not be transferred to Shareholders or one of Shareholders’ Affiliates) and shall provide such Inactive Employees with all compensation, benefits, and other rights to which they are entitled for so long as they may be entitled to such compensation, benefits, and other rights. If and when an Inactive Employee becomes able to and wants to return to work after the Closing, Parent, the Surviving Entity or one of their Affiliates, upon receiving notice that such individual is able and wants to return to work, shall offer to employ or reemploy the individual, on the same terms and conditions offered to the Retained Employees, subject to the individual passing an appropriate physical examination.
ARTICLE XII
TERMINATION
     12.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:
          (a) Alpha, Parent, Merger Sub, the Company and Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;
          (b) Alpha, Parent Sub and Merger Sub may terminate this Agreement by giving written notice to the Company and Sellers Representative at any time prior to the Closing (i) in the event any Shareholder has breached any representation, warranty or covenant contained in this Agreement in any material respect, Parent has notified such Shareholder of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before September 30, 2005, by reason of the failure to occur of any condition precedent under Section 8.1 of this Agreement (unless the failure results primarily from Alpha, Parent or Merger Sub itself breaching any representation, warranty, or covenant contained in this Agreement, it being understood that a termination permitted by Section 6.6(e) shall not be construed as a breach by Alpha, Parent or Merger Sub), or (iii) as provided in Section 6.6(e);
          (c) Sellers Representative and the Company may terminate this Agreement by giving written notice to Alpha, Parent and Merger Sub at any time prior to the Closing (i) in the event Alpha, Parent or Merger Sub has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Sellers Representative has notified Alpha, Parent and Merger Sub of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before September 30, 2005, by reason of the failure of any condition precedent under Section 8.2 of this Agreement (unless the failure results primarily from any of Shareholders themselves breaching any representation, warranty, or covenant contained in this Agreement it being understood that a termination permitted by Section 6.6(d) shall not construed as a breach by Shareholders under this proviso), or (iii) as provided in Section 6.6(d);
          (d) Sellers Representative and the Company may terminate this Agreement by giving written notice to Alpha, Parent and Merger Sub at any time prior to the Closing if the Closing Price is less than $27.52 per Alpha Share;
          (e) Alpha, Parent and Merger Sub may terminate this Agreement by giving written notice to the Company and Sellers Representative at any time prior to the Closing if the Closing Price is greater than $33.64 per Alpha Share; and
          (d) Unless extended in writing by the Sellers Representative, Alpha, Parent and Merger Sub, this Agreement shall automatically terminate on December 31, 2005 if Closing has not occurred due to no fault on the part of any of the Parties to this Agreement.
     12.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 12.1, all rights and obligations of the Parties under this Agreement shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach, it being understood that a termination permitted by Section 6.6(d) or Section 6.6(e) shall not construed as a breach by Shareholders, on the one hand, or Alpha, Parent and Merger Sub, on the other hand, respectively).
ARTICLE XIII
MISCELLANEOUS
     13.1 Nature of Certain Obligations.
          (a) The representations and warranties of each Shareholder in Article III concerning the transaction and the covenants of each Shareholder in Section 7.5 regarding certain competitive and other activities are several obligations. This means that the particular Shareholder or individual making the representation, warranty or covenant will be solely responsible to the extent provided in the Indemnification Agreement for any Adverse Consequences Alpha, Parent or Merger Sub may suffer as a result of any breach thereof.
          (b) The remainder of the representations, warranties, and covenants of Shareholders in this Agreement are joint and several obligations. This means that with respect to any such representations, warranties and covenants of Shareholders, each Shareholder will be responsible to the extent provided in the Indemnification Agreement for the entirety of any Adverse Consequences Alpha Indemnities may suffer as a result of any breach thereof.

     13.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement or the existence of the subject matter of this Agreement prior to the Closing without the prior written approval of Alpha and Sellers Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law, agreements related to such Party’s indebtedness or requirements of the New York Stock Exchange or any other exchange on which such Party’s securities may be traded (in which case the disclosing Party will make only such disclosures that are so required, will not disclose to any Persons other than as so required and will use its commercially reasonable efforts to advise the other Parties prior to making the disclosure).
     13.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     13.4 Entire Agreement. This Agreement (including the Escrow Agreement and the other documents referred to in this Agreement), the Confidentiality Agreement dated July 6, 2004 by and between Parent and Affiliates of Shareholders, and the supplement thereto dated April 18, 2005, and any other agreement entered into contemporaneously with this Agreement among Alpha, Parent, Shareholders or the Affiliates of any of them, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.
     13.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her or its rights, interests, or obligations under this Agreement without the prior written approval of Alpha, Parent, and Sellers Representative; provided, however, that Alpha and Parent may (i) assign any or all of its rights and interests under this Agreement to one or more of their Affiliates, (ii) assign, pledge or mortgage all of its rights and interests under this Agreement to any provider of financing, and any trustee or agent acting on their behalf, as security for Alpha’s, Parent’s or their Affiliates’ obligations under all documents and instruments evidencing, guaranteeing or executed by them in connection with any such financing and (iii) designate one or more of their Affiliates to perform their obligations under this Agreement (in any or all of which cases Alpha and Parent nonetheless shall remain responsible for the performance of all of its obligations under this Agreement). A material change in the ownership of (a) Alpha (other than as the result of trading of its common stock on the New York Stock Exchange, Inc. or an underwritten offering of its common stock) or (b) a Parent Affiliate designated to perform Alpha’s, Parent’s or Merger Sub’s obligations under this Agreement or hold any portion of the Business (other than the transfer to a direct or indirect wholly owned Subsidiary of Parent) shall be deemed an assignment for purposes of this Agreement.
     13.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     13.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     13.8 Notices. All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given when (i) delivered by hand (with written confirmation of receipt) or by facsimile transmission (with confirmation received by the sender), (ii) two Business Days after sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below:
If to Shareholders or Sellers Representative:
Don Nicewonder
148 Bristol East Road
Bristol, VA 24201
Attention: Don Nicewonder
Facsimile: (276) 466-6139
With a copy to:
David Lester
148 Bristol East Road
Bristol, VA 24201
Attention: David Lester
Facsimile: (276) 466-6139
With a copy to:
Jones & Partners
P.O. Box 1989 Charleston, West Virginia 25327
Attention: E. Forrest Jones, Jr.
Facsimile No.: (304) 345-2456
If to Alpha, Parent or Merger Sub:
Alpha Natural Resources, LLC
406 West Main Street
Abingdon, Virginia 24210
Attention: Kevin S. Crutchfield
Facsimile: (276) 628-2951
With copies to:
Alpha Natural Resources, LLC
406 West Main Street
Abingdon, Virginia 24210
Attention: Vaughn R. Groves. Esq.
Facsimile: (276) 628-2951

Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Street, Suite 800
Denver, Colorado 80202
Attention: James L. Palenchar, Esq.
Facsimile: (303) 592-3140
Any Party may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner contemplated by this Section 13.8.
     13.9 Sellers Representative. Each Shareholder constitutes and appoints David Lester as his true and lawful attorney-in-fact to act for and on behalf of such Shareholder in all matters relating to or arising out of this Agreement, including specifically, but without limitation, receiving all demands and notices on or with respect to Shareholders under this Agreement, taking any action or refraining from taking any action as he may deem appropriate and executing and delivering all instruments and documents of every kind incident to or otherwise relating to this Agreement, such Shareholder agreeing to be fully bound by the acts, decisions and agreements of Sellers Representative taken and done pursuant to the authority granted under this Agreement and Shareholders hereby confirm all that Sellers Representative shall do or cause to be done by virtue of his appointment as Shareholder Representative of Shareholders. Each Shareholder hereby agrees to indemnify and to save and hold harmless Sellers Representative from any Liability incurred by Sellers Representative based upon or arising out of any act, whether of omission or commission, of Sellers Representative pursuant to the authority granted under this Agreement, other than acts, whether of omission or commission, of Sellers Representative that constitute gross negligence or willful misconduct in the exercise by Sellers Representative of the authority granted under this Agreement. Sellers Representative, or any successor hereafter appointed, may resign and shall be discharged of his duties under this Agreement upon the appointment of a successor Sellers Representative, as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of Sellers Representative, a successor shall be named from among Shareholders by a majority of Shareholders. Each such successor Sellers Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Sellers Representative, and the term “Sellers Representative” as used in this Agreement shall be deemed to include such successor Sellers Representative. The appointment of Sellers Representative shall be deemed coupled with an interest and shall be irrevocable, and Alpha, Parent and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Sellers Representative in all matters referred to in this Agreement. All notices required to be made or delivered by Alpha and Parent to Shareholders shall be made to Sellers Representative for the benefit of Shareholders and shall discharge in full all notice requirements of Alpha and Parent to Shareholders with respect thereto. Each Shareholder agrees that (a) Sellers Representative shall be adequately compensated for all services performed after the Closing on a reasonable basis considering said Seller Representative’s professional education and experience, (b) that each

Shareholder shall pay its proportionate share of the compensation to Sellers Representative approved by a majority of the Sellers and (c) none of Alpha, Parent, the Surviving Entity, or any of their respective Affiliates shall have any responsibility therefor.
     13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia (except for matters under this Agreement to be effected in accordance with Delaware Law or West Virginia Law, as to which Delaware Law or West Virginia Law will prevail) without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Virginia; provided, however, that with respect to matters concerning Real Property and Permits, the Laws applicable in the jurisdiction where the Real Property and Permits in question is located shall apply in determining if Shareholders have breached any representation or warranty made in Article V.
     13.11 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in a writing referring to this Agreement signed by Alpha, Parent, Merger Sub and Sellers Representative. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     13.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     13.13 Expenses. Except as otherwise provided in this Agreement, each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement.
     13.14 Transfer Taxes. Except to the extent prohibited by applicable Law, Shareholders shall be responsible for the payment of all state and local transfer, sales, filing, recordation, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement. If required by applicable Law, Alpha or Parent shall collect from Sellers Representative at Closing any transfer Taxes described in this Section 13.14.
     13.15 Construction. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. All accounting terms used in this Agreement shall have the meanings given to them in accordance with GAAP. The singular shall mean the plural, the plural shall mean the singular, and the use of any gender shall include all genders; and all references to any particular Party defined in this Agreement shall be deemed to refer to each and every Person defined in this Agreement as such Party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used. All references to “Section” shall be deemed to refer to the provisions of this

Agreement unless otherwise expressly provided. All references to time shall mean Eastern Standard Time or Eastern Daylight Time, as then in effect. The words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular section, subsection, clause or other subdivision of this Agreement, unless the context otherwise requires. The Parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance. If any Party has breached any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
     13.16 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes and Disclosure Schedules identified in this Agreement are incorporated into this Agreement by reference and made a part of this Agreement.
     13.17 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
     13.18 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”), excluding any (i) dispute or disagreement among the Parties concerning the determinations of the Neutral Auditor in Sections 2.4 and 10.4, which disputes shall be resolved pursuant to the applicable provisions of such Section or (ii) any matter covered by Section 13.17, shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) except as otherwise provided in this Section 13.18. Any such Dispute shall be arbitrated on an individual basis, and shall not be consolidated in any arbitration with any dispute, claim or controversy of any other Party. The arbitration shall be conducted in Abingdon, Virginia, and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. All costs of the Dispute resolution process contemplated by this Section 13.18 (including, without limitation, the fees arbitrator, but exclusive of attorneys’ fees) shall be borne by the Party who is the least successful in such process, which shall be determined by comparing (x) the position asserted by each Party on all disputed matters taken together to (y) the final decision of the arbitrator on all disputed matters taken together. The Parties agree that the arbitration provided for in this Section 13.18 shall be the exclusive means to resolve all Disputes.
     13.19 Disclosure Schedules.

          (a) The representations and warranties set forth in this Agreement contemplate that there are attached Disclosure Schedules setting forth information that might be “material” or have a “ Material Adverse Effect” or might not be in the “ordinary course of business.” The Parties may, at their option, include in such schedules items or information that are not material or are not likely to have a Material Adverse Effect or are in the ordinary course of business, and any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a Material Adverse Effect, to establish any standard of materiality, Material Adverse Effect or ordinary course of business, or to define further the meaning of such terms for purposes of this Agreement.
          (b) Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement. Disclosure of information in the Disclosure Schedule shall be deemed to have been disclosed for purposes of another section or sections of this Agreement if the relevance or applicability of such disclosure to the subject matter of such other section or sections is readily apparent on the face of such disclosure to a Person experienced in the coal mining industry. Qualification of any disclosure in the Disclosure Schedule by the Knowledge, awareness or belief of Shareholders or limitation of any disclosure in this Disclosure Schedule by materiality standards does not affect or amend the language of any representation or warranty of Shareholders contained in the Agreement if the same qualification or limitation is not expressly set forth in such representation or warranty.
* * * * *

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.
Alpha Natural Resources, Inc.
By: /s/ Kevin S. Crutchfield
Name: Kevin S. Crutchfield
Title: Executive Vice President
Alpha Natural Resources, LLC
By: /s/ Kevin S. Crutchfield
Name: Kevin S. Crutchfield
Title: Executive Vice President
Premium Energy, LLC
By: /s/ Kevin S. Crutchfield
Name: Kevin S. Crutchfield
Title: President
Premium Energy, Inc.
By: /s/ Kenneth Donald “Don” Nicewonder
Name: Kenneth Donald “Don” Nicewonder
Title: President
/s/ Kenneth Donald “Don” Nicewonder
Kenneth Donald “Don” Nicewonder
/s/ Kenneth R. Nicewonder
Kenneth R. Nicewonder
/s/ John Kevin Nicewonder
John Kevin Nicewonder
/s/ Kim Nicewonder Johnson
Kim Nicewonder Johnson

/s/ David Lester
David Lester
/s/ David Fletcher
David Fletcher